UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Ecolab Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF 2007
ANNUAL MEETING AND

PROXY STATEMENT

FOR MAY 4, 2007

March 30, 2007

Dear Fellow Stockholder:

You are cordially invited to join us for our Annual Meeting of Stockholders, to be held at 10:00 a.m. on Friday, May 4, 2007 in the McKnight Theatre of the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102. The Notice of Annual Meeting and the Proxy Statement that follow describe the business to be conducted at our Annual Meeting. We urge you to read both carefully.

We hope you plan to attend our Annual Meeting. However, if you will not be able to join us, we encourage you to exercise your right as a stockholder and vote. Please sign, date and promptly return the accompanying proxy card, or make use of either our telephone or Internet voting services. Stockholders not in attendance may listen to a broadcast of the meeting on the Internet. Webcast instructions will be available on-line at www.ecolab.com/investor.

Sincerely,

Douglas M. Baker, Jr.

Chairman of the Board,

President and Chief Executive Officer

Whether or not you plan to attend the meeting, please complete the accompanying proxy and return it in the enclosed envelope. Or, you may vote by telephone or the Internet. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail, telephone or the Internet.

PLEASE REFER TO THE ACCOMPANYING MATERIALS FOR VOTING INSTRUCTIONS.

370 Wabasha Street North   St. Paul, MN 55102-1390

PROXY STATEMENT 2007      i

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 4, 2007

To the Stockholders of Ecolab Inc.:

The Annual Meeting of Stockholders of Ecolab Inc. will be held on Friday, May 4, 2007 at 10:00 a.m. in the McKnight Theatre of the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102, for the following purposes (which are more fully explained in the Proxy Statement):

(1)           to elect four Class III Directors to a term ending in 2010;

(2)       to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2007; and

(3)       to transact such other business as may properly come before our Annual Meeting and any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 20, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

Whether or not you plan to attend the meeting, please complete the accompanying proxy and return it in the enclosed envelope. Or, you may vote by telephone or the Internet. If you attend the meeting, you may vote your shares in person even though you have previously returned your proxy by mail, telephone or the Internet.

By Order of the Board of Directors

Lawrence T. Bell
Senior Vice President,
General Counsel and Secretary

March 30, 2007

ii      PROXY STATEMENT 2007

ECOLAB INC.

370 Wabasha Street North, Saint Paul, Minnesota 55102

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
MAY 4, 2007

The Board of Directors of Ecolab Inc. is using this Proxy Statement to solicit proxies from the holders of Ecolab Common Stock, par value $1.00 per share (“Common Stock”), for use at the Annual Meeting of Ecolab Stockholders. We are first mailing this Proxy Statement and accompanying form of proxy to Ecolab stockholders on or about March 30, 2007.

•       Meeting Time and Place — Friday, May 4, 2007 at 10:00 a.m., Central Time, in the McKnight Theatre of the Ordway Center for the Performing Arts, 345 Washington Street, Saint Paul, Minnesota 55102.

•       Purpose of the Meeting — is to vote on the following items:

(1)            to elect four Class III Directors to a term ending in 2010;

(2)        to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current year ending December 31, 2007; and

(3)        to transact such other business as may properly come before our Annual Meeting and any adjournment or postponement thereof.

•       Record Date — The record date for determining the holders of Common Stock entitled to vote at our Annual Meeting is the close of business on March 20, 2007.

•       Shares Entitled to Vote — As of March 20, 2007, the record date for the meeting, there were 249,303,196 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote. Common Stock held by Ecolab in our treasury is not counted in shares outstanding and will not be voted.

Note — References in this Proxy Statement to “Ecolab,” “the Company,” “we,” or “our” are to Ecolab Inc.

VOTING PROCEDURES

Quorum — A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy at the meeting of holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting is a quorum. Abstentions and broker non-votes count as present for establishing a quorum. Common Stock held by Ecolab in our treasury does not count toward a quorum.

PROXY STATEMENT 2007      1

Broker Non-Votes — Generally, broker non-votes occur on a proposal when a broker is not permitted under applicable rules to vote on that proposal without instruction from the beneficial owner of the Common Stock and no instruction is given.

How to Vote by Proxy — You may vote in person by ballot at our Annual Meeting or by submitting a valid proxy. We recommend you submit your proxy even if you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote by ballot, thereby canceling any proxy previously submitted.

Voting instructions are included on your proxy card. If you properly complete your proxy and submit it to us in time to be tabulated, one of the individuals named as your proxy will vote your Common Stock as you have directed. You may vote for or against each proposal, or you may abstain from voting on a proposal. With respect to the election of directors, you may vote for each nominee, or you may withhold voting authority on one or more nominees.

Revoking Your Proxy — You may revoke your proxy at any time before it is voted by:

•       timely delivery of a valid, later-dated proxy, including a proxy given by telephone or Internet;

•       timely delivery of written notice to our Corporate Secretary before the Annual Meeting, stating that you have revoked your proxy; or

•       voting by ballot at our Annual Meeting.

Vote Tabulation — The vote on each proposal will be tabulated as follows:

•       Proposal 1: Election of Directors — Each nominee will be elected by a plurality of the votes cast. The four director nominees receiving the highest vote totals will be elected. Shares represented by proxies that contain instructions to “withhold” voting authority on one or more nominees will not affect the election of nominees receiving a plurality of the votes cast. It is intended that proxies solicited by our Board of Directors will (unless otherwise directed) be voted FOR the election of the four nominees named in this Proxy Statement. If, for any reason, any nominee becomes unavailable for election prior to our Annual Meeting, the proxies solicited by our Board of Directors will be voted FOR such substituted nominee as is selected by our Board of Directors, or our Board of Directors, at its option, may reduce the number of directors to constitute the entire Board.

•       Proposal 2: Ratification of Independent Registered Public Accounting Firm — The affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote will constitute ratification of the appointment of PricewaterhouseCoopers LLP. Therefore, abstentions and broker non-votes do not count as votes either for or against ratification of the appointment. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Discretionary Voting — We are not currently aware of any other business to be acted upon at our Annual Meeting. If, however, other matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your Common Stock or act on those matters according to their best judgment, including to adjourn the Annual Meeting.

2      PROXY STATEMENT 2007

Adjournments — Adjournment of our Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of Common Stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting. We do not currently intend to seek an adjournment of the Annual Meeting.

STOCKHOLDER ACCESS

Communications with Directors — Our stakeholders and other interested parties, including our stockholders and employees, can send substantive communications to our Board using the following methods published on our website at www.ecolab.com/investor/governance:

•       to correspond with the Board’s Presiding Director, please complete and submit the on-line “Contact Presiding Director” form;

•       to report potential issues regarding accounting, internal controls and other auditing matters to the Board’s Audit Committee, please complete and submit the on-line “Contact Audit Committee” form; or

•       to make a stockholder recommendation for a potential candidate for nomination to the Board, please submit an e-mail to the Board’s Governance Committee, in care of our Corporate Secretary, at investor.info@ecolab.com.

All substantive communications regarding governance matters or potential accounting, control or auditing irregularities are promptly relayed or brought to the attention of the Presiding Director or Chair of the Audit Committee following review by our management. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, questions about our products and other such matters, are handled directly by our management. In such instances, we respond to the communicating party on behalf of the Board. Nonetheless, our management periodically updates the Board on all of the on-line communications received, whether or not our management believes they are substantive. In addition to on-line communications, interested parties may direct correspondence to our Board of Directors, our Board Committees or to individual directors at our headquarters address, repeated at the top of page 1 of this Proxy Statement.

Future Stockholder Proposals and Director Nomination Process — Any stockholder proposal must comply with advance notice procedures set forth in Article II, Section 4 of our By-Laws. Under our By-Laws, to be in proper written form, the stockholder’s notice to our Corporate Secretary must set forth (i) a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting that business at the Meeting, (ii) the name and address of the stockholder, (iii) the number of shares owned by the stockholder, (iv) a description of any arrangements between the stockholder and any other person in connection with the proposed business and any material interest of the stockholder in the business, and (v) a representation by the stockholder that he or she intends to appear at the Annual Meeting to present the business. This summary is qualified in its entirety by reference to the full text of our By-Laws, which can be found on our website at www.ecolab.com/investor/governance. If the presiding Chairperson of the Annual Meeting of Stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, that business will not be transacted or the defective nomination will not be accepted.

•       Deadline for Inclusion in the Proxy Statement — All proposals to be considered by the Board for inclusion in the Proxy Statement and form of proxy for next year’s Annual

PROXY STATEMENT 2007      3

Meeting of Stockholders expected to be held in May 2008, including any stockholder nominations for the election of directors, must be received by the Corporate Secretary at our headquarters address, repeated at the top of page 1 of this Proxy Statement, no later than December 1, 2007.

•       Deadline for Consideration — Stockholder proposals not included in a proxy statement for an annual meeting as well as proposed stockholder nominations for the election of directors at an annual meeting must each comply with advance notice procedures set forth in our By-Laws in order to be properly brought before that annual meeting of stockholders. In general, written notice of a stockholder proposal or a director nomination must be received by the Corporate Secretary not less than 90 days nor more than 135 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year’s Annual Meeting of Stockholders, expected to be held in May 2008, the written notice must be received between December 21, 2007 and February 4, 2008 inclusive.

•       Director Nomination Process — Our Board’s Governance Committee has, under its Charter, responsibility for director nominee functions, including review of any director nominee candidates recommended by stockholders in accordance with our Restated Certificate of Incorporation and By-Laws. The Governance Committee has the authority to:

—                  Review and recommend to the Board of Directors policies for the composition of the Board, including such criteria as:

•       size of the Board;

•       diversity of experience, employment, background and other relevant factors of Board members;

•       the proportion of the Board to be comprised of non-management directors;

•       qualifications for new or continued membership on the Board, including experience, employment, background and other relevant considerations; and

•       director retirement requirements or standards.

—                  Review any director nominee candidates recommended by stockholders in accordance with our Restated Certificate of Incorporation and By-Laws.

—                  Identify, interview and evaluate director nominee candidates and have sole authority to:

•       retain and terminate any search firm to be used to assist the Committee in identifying director candidates; and

•       approve the search firm’s fees and other retention terms.

—                  Recommend to the Board:

•       the slate of director nominees to be presented by the Board for election at the Annual Meeting of Stockholders;

•       the director nominees to fill vacancies on the Board; and

•       the members of each Board Committee.

Any stockholder nomination for directors must comply with the advance notice procedures set forth in Article II, Section 3 of our By-Laws. Under our By-Laws, to be in proper written

4      PROXY STATEMENT 2007

form, the stockholder’s notice to our Corporate Secretary must set forth as to each person whom the stockholder proposes to nominate for election as a director (i) the name, age, business address and residence of the person, (ii) the principal occupation or employment of the person, (iii) the number of shares owned by the person, and (iv) any other information relating to the person that would be required to be disclosed in our proxy statement or other filings made in connection with solicitations of proxies for election of directors under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, as to the stockholder, the notice must set forth (i) the name and address of the stockholder, (ii) the number of shares owned by the stockholder, (iii) a description of any arrangements between the stockholder and the proposed nominee and any other person pursuant to which the nomination is being made by the stockholder, (iv) a representation by the stockholder that he or she intends to appear at the annual meeting to nominate the person named in the notice, and (v) any other information relating to the stockholder that would be required to be disclosed in our proxy statement or such Exchange Act filings. The notice must be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected. No person shall be eligible for election as a director of the Company unless nominated in accordance with the foregoing procedures. This summary is qualified in its entirety by reference to the full text of our By-Laws, which can be found on our website at www.ecolab.com/investor/governance.

In terms of policies for composition of the Board generally, and qualifications for director nominees specifically, we refer you to our Corporate Governance Principles, which can be found on our website at www.ecolab.com/investor/governance. Under these provisions, for example:

•       No more than three Board members will be from current management. These management members normally would be the Chief Executive Officer, the Chairman (if an employee of the Company and not the CEO) and the President (if an employee of the Company and not the CEO), but may be any other officer deemed appropriate by the Board;

•       It is desired that the members of the Board represent a geographical dispersion and variety of business disciplines so as to bring to the work of the Board a diversity of experience and background, with the predominance of members being chief or executive officers from different industries; and

•       A continuing effort is made to seek well-qualified women and minority group members for the Board, but these persons must be sought out and evaluated as individuals rather than as representatives of specific groups.

Other criteria relevant to service as a director of our Company are also set forth in our Corporate Governance Principles.

All directors are encouraged to submit to the Governance Committee the name of any person deemed qualified to serve on the Board, together with information on the candidate’s qualifications. The Governance Committee screens and submits to the full Board the names and biographical information of those persons considered by the Committee to be viable candidates for election as directors. The same evaluation process and criteria are used by the Committee (i) for recommendations for director candidates submitted by stockholders in accordance with our Restated Certificate of Incorporation and By-Laws, and (ii) for recommendations submitted by any other source, such as a director or a third-party search firm.

PROXY STATEMENT 2007      5

SECURITY OWNERSHIP

Certain Beneficial Owners — The following table sets forth information as to entities which have reported to the Securities and Exchange Commission (“SEC”) or have advised us that they are a “beneficial owner,” as defined by the SEC’s rules and regulations, of more than 5% of our outstanding Common Stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common	Henkel KGaA 67 Henkelstrasse 40191 Düsseldorf Germany	43,738,036	(2)	17.5%
Common	Henkel Corporation 2200 Renaissance Blvd., Suite 200 The Triad Gulph Mills, PA 19406	28,954,516	(3)	11.6%
Common	Edward C. Johnson 3d and FMR Corp. 82 Devonshire Street Boston, MA 02109	14,213,668	(4)	5.7%

(1)       The percent of class is based on the number of voting shares outstanding as of March 20, 2007.

(2)      As reported to the SEC by Henkel KGaA on a Form 4 filed November 16, 2006. Henkel KGaA is a partnership limited by shares organized under the laws of Germany. The Company understands that the majority of the voting stock of Henkel KGaA is controlled by the members of the Henkel family. Shares of our Common Stock beneficially owned by Henkel KGaA are subject to an agreement containing certain restrictions pertaining to, among other things, maximum shareholding, transfer and voting rights. For a description of the agreement, see the information found at page 15 under the heading “Stockholder Agreement.”

(3)      As reported to the SEC by Henkel Corporation on a Form 4/A filed November 16, 2006. Henkel Corporation, a Delaware corporation, is an indirect, wholly-owned subsidiary of Henkel KGaA. Shares of our Common Stock beneficially owned by Henkel Corporation are bound by the terms of the agreement between the Company and Henkel KGaA described at page 15 under the heading “Stockholder Agreement.”

(4)      Beneficial ownership of these shares as of December 31, 2006 was reported on a Schedule 13G dated February 14, 2007. According to such Schedule 13G, dispositive authority was as follows:  Mr. Johnson, FMR Corp. and the Fidelity funds each report sole power over 13,646,422 shares; and Mr. Johnson and FMR Corp. each sole power over 187,938 shares. According to such Schedule 13G, Mr. Johnson and FMR Corp. each report sole power to vote over 187,938 shares (Mr. Johnson and FMR Corp. report no voting power over 14,025,730 shares.)  Beneficial ownership of these shares was reported as follows: 13,646,422 shares by Fidelity Management & Research Company; 11,400 shares by Fidelity Management Trust Company; 5,208 shares by Strategic Advisors, Inc; 176,538 shares by Pyramis Global Advisors Trust Company; and 374,100 shares by Fidelity International Limited. Mr. Edward C. Johnson 3d serves as Chairman of FMR Corp. Members of Mr. Johnson’s family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Executive Officers and Directors — In general, “beneficial ownership” includes those shares of our Common Stock which a director or executive officer has the power to vote or transfer, as well as stock options that are exercisable currently or within 60 days and stock underlying phantom stock units that may be acquired within 60 days. On March 20, 2007, our current executive officers and directors owned, in the aggregate, 4,265,936 shares of Common Stock constituting approximately 1.7% of our shares outstanding. As required by SEC disclosure rules, “shares outstanding” for this purpose includes options exercisable within

6      PROXY STATEMENT 2007

60 days and stock underlying phantom stock units that may be acquired within 60 days by such executive officers and directors. The detail of beneficial ownership is set forth in the following table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding Shares Beneficially Owned
Named Executive Officers
Douglas M. Baker, Jr.	989,338	(1)(2)	*
Steven L. Fritze	426,716	(1)(2)	*
Lawrence T. Bell	533,857	(1)(2)	*
James A. Miller	234,458	(1)(2)	*
C. William Snedeker	153,840	(1)(2)	*
Luciano Iannuzzi	0		*
Directors
Leslie S. Biller	115,054	(2)(3)(4)	*
Richard U. De Schutter	24,748	(2)(3)	*
Jerry A. Grundhofer	85,087	(2)(3)	*
Stefan Hamelmann	44,575	(2)(3)	*
Joel W. Johnson	132,095	(2)(3)	*
Jerry W. Levin	164,436	(2)(3)	*
Robert L. Lumpkins	95,057	(2)(3)	*
Beth M. Pritchard	28,998	(2)(3)(4)	*
Kasper Rorsted	11,355	(2)(3)	*
Hans Van Bylen	0		*
John J. Zillmer	5,241	(2)(3)	*
Current Directors and Executive Officers as a Group (24 persons)	4,265,936	(4)	1.7%

*        Indicates beneficial ownership of less than 1% of our outstanding Common Stock.

(1)       Includes the following shares held by officers in the Ecolab Savings Plan and ESOP as of the last Plan report: Mr. Baker, 8,711; Mr. Fritze, 21,566; Mr. Bell, 15,318; Mr. Miller, 1,555 and Mr. Snedeker, 4,734.

(2)      Includes the following shares which could be purchased under Company-granted stock options within 60 days from March 20, 2007 including, in the case of retirement-eligible officers, options vesting upon retirement from the Company: Mr. Baker, 918,457; Mr. Fritze, 391,533; Mr. Bell, 406,877; Mr. Miller, 227,866; Mr. Snedeker 148,000; Mr. Biller, 66,549; Mr. De Schutter, 20,750; Mr. Grundhofer, 56,500; Mr. Hamelmann, 38,900; Mr. Johnson, 88,913; Mr. Levin, 78,147; Mr. Lumpkins, 82,208; Ms. Pritchard, 20,750; Mr. Rorsted, 8,300; and Mr. Zillmer, 4,800.

(3)      Includes the following interests in stock units under our 2001 Non-Employee Director Stock Option and Deferred Compensation Plan: Mr. Biller, 21,664; Mr. De Schutter, 1,998; Mr. Grundhofer, 20,687; Mr. Hamelmann, 5,675; Mr. Johnson, 24,621; Mr. Levin, 21,331; Mr. Lumpkins, 12,006; Ms. Pritchard, 6,248; Mr. Rorsted, 3,055; and Mr. Zillmer, 441. The stock units are Common Stock equivalents which may not be voted or transferred. They are included in the table because in certain circumstances they will be paid in the form of Common Stock within 60 days after a director leaves the Board.

(4)      Includes 6,354 shares held by or on behalf of family members of certain directors or executive officers; 26,841 shares of Mr. Biller and 2,000 shares of Ms. Pritchard held in trusts over which they have shared voting authority and/or shared power of disposition; 87,469 shares held for executive officers in Company-sponsored employee benefit plans as of the last plan reports; and 3,458,202 shares to which these persons have the right to acquire beneficial ownership within 60 days of March 20, 2007 including, in the case of retirement-eligible officers, options vesting upon retirement from the Company.

CORPORATE GOVERNANCE

Corporate Governance Materials and Code of Conduct — Our Company is managed under the overall direction of our Board of Directors for the benefit of all stockholders. Written materials concerning policies of our Board of Directors, corporate governance principles and corporate ethics practices, including our Code of Conduct, are available on our website at www.ecolab.com/investor/governance.

Copies of our Code of Conduct, as last amended in 1995 and supplemented by our Code of Ethics for Senior Officers and Finance Associates adopted in 2003, will be mailed free of

PROXY STATEMENT 2007      7

charge to any stockholder upon request to the Corporate Secretary at our headquarters in St. Paul. We intend to promptly disclose on our website should there be any amendments to, or waivers by the Board of Directors of, the Code of Conduct or the Code of Ethics for Senior Officers and Finance Associates.

Board Structure — Under our Restated Certificate of Incorporation, the number of directors is determined exclusively by the Board. Currently, the Board has fixed the number of directors at 12.  Under our Corporate Governance Principles, the optimal size of the Board is between 11 and 15 members, in order to facilitate effective discussion and decision-making, adequate staffing of Board Committees, and a desired mix of diversified experience and background.

Pursuant to our agreement with Henkel KGaA (“Henkel”) described at page 15 under the heading “Stockholder Agreement,” Henkel is entitled to designate a number of persons to be nominated for election to our Board of Directors proportionate to Henkel’s shareholding in the Company, rounded down to the nearest whole number. As of March 20, 2007, Henkel beneficially owned approximately 29.1% of our outstanding Common Stock and was accordingly entitled to designate three directors. Messrs. Stefan Hamelmann, Kasper Rorsted and Hans Van Bylen have been elected to the Board pursuant to designation by Henkel. (Mr. Ulrich Lehner resigned from our Board in February 2007 and Henkel designated Mr. Van Bylen to take his place.)

Director Attendance — There were six meetings of the Board of Directors during the year ended December 31, 2006. Each director attended at least 75% of all Board meetings and meetings held by all Committees on which he or she served, except for John J. Zillmer. Mr. Zillmer was elected to the Board by stockholders on May 12, 2006, and due to a pre-existing conflict, of which the Chairman was aware at the time of appointment, missed the October 2006 Board and Committee meetings. As a result, his aggregate attendance for 2006 was 63.6%. Overall attendance at Board and Committee meetings was 92.3%. Directors are expected, but are not required, to attend our Annual Meeting of Stockholders. All directors then serving attended last year’s Annual Meeting.

The Board has appointed a Presiding Director to lead non-management directors during executive sessions of the Board. Currently, the Chair of the Governance Committee, Jerry W. Levin, serves as the Presiding Director.

Board Committees — Our By-Laws permit the Board of Directors to designate Committees, each comprised of three or more directors, to assist the Board in carrying out its duties. The Board annually reviews its Committee structure as well as the Charter and composition of each Committee and makes modifications as necessary. The Board believes its current Committee structure, comprised of standing Audit, Compensation, Finance and Governance Committees, is appropriate. The Charters of these Committees are available on our website at www.ecolab.com/investor/governance. The Charters were last amended and approved by the Board in February 2007. The separately designated standing Audit Committee meets the requirements of Section 3(a)(58)(A) of the Exchange Act. The members of the Audit, Compensation and Governance Committees meet the “independence” and other requirements established by the rules and regulations of the SEC, the Internal Revenue Code of 1986, as amended (the “IRS Code”), the New York Stock Exchange and our Board, as applicable.

•       Audit Committee — The Audit Committee members are Messrs. De Schutter, Johnson (Chairman), Lumpkins (Vice Chairman) and Zillmer. The Committee met eight times during the past year. In addition, the Committee Chair, as representative of the Committee, discussed the interim financial information contained in each quarterly

8      PROXY STATEMENT 2007

earnings announcement for the first three calendar quarters of 2006 with our Chief Financial Officer, Controller and Assistant Controller and with our independent registered public accounting firm, prior to each of our quarterly earnings announcements. The Committee (and seven of our other directors, as the full Board was invited to participate) met to discuss the financial information contained in the fourth quarter and full year 2005 earnings announcement prior to dissemination of that press release and it being furnished to the SEC on a Form 8-K in February 2006. The Form 10-K for the year ended December 31, 2005 was discussed by the Committee at its regularly scheduled February 2006 meeting.

The Committee fulfills, and assists the Board of Directors’ oversight of, its responsibilities to monitor (i) the quality and integrity of our consolidated financial statements and management’s financial control of operations; (ii) the qualifications, independence and performance of the independent accountants; (iii) the role and performance of the internal audit function; and (iv) our compliance with legal and regulatory requirements. The Committee meets regularly and privately with our management and internal auditors, and with our independent registered public accounting firm, PricewaterhouseCoopers LLP.

A report of the Audit Committee is found under the heading “Audit Committee Report” on page 45.

The Board of Directors has determined that each member of the Audit Committee is “independent” and meets the independence and other requirements of Sections 303A.02 and 303A.07(a) of the listing standards of the New York Stock Exchange, and Rule 10A-3 under the Exchange Act, as well as of our Board. In reviewing these requirements, the Board and the Governance Committee each reviewed Mr. De Schutter’s simultaneous service as a member of four public company audit committees (including the Ecolab Audit Committee) during fiscal 2006, and determined that such service did not impair his ability to effectively serve on Ecolab’s Audit Committee. Mr. De Schutter currently serves on a total of three public company audit committees (including Ecolab), having resigned from one public company audit committee effective January 1, 2007. The Board has also determined that each member of the Committee is an “audit committee financial expert” under the SEC’s rules and should be so designated. Further, the Board has determined, in its business judgment, that each member of the Committee has “accounting and related financial management expertise” and is “financially literate” under the New York Stock Exchange’s listing standards.

•       Compensation Committee — The Compensation Committee members are Ms. Pritchard and Messrs. Biller, Grundhofer (Chair), and Levin (Vice Chair). The Committee met six times during the past year. The principal functions of this Committee are to (i) review and recommend to the Board with respect to the establishment, amendment and administration of any compensation plans, benefits plans, severance arrangements and long-term incentives for directors, and any executive officers (including the CEO) or other employees; (ii) review and approve our overall compensation policy and annual executive salary plan, including CEO compensation; and (iii) administer our director stock option and deferred compensation plans, executive and employee stock incentive plans, stock purchase plans, and cash incentive programs.

To assist the Committee in the design and review of the executive and director compensation programs, the Board has selected and retained Frederic W. Cook & Co., Inc., an independent compensation consulting firm, which reports directly to the

PROXY STATEMENT 2007      9

Committee. As requested from time to time on behalf of the Committee, Frederic W. Cook & Co., Inc. provides the Committee with market data regarding various components of executive and director compensation, reviews methodology on which compensation is based and designed, and informs the Committee of market trends in executive and director compensation. Frederic W. Cook & Co, Inc. performs no services for us other than those performed on behalf of the Committee. A report by the Committee is located on page 22 of this Proxy Statement.

The Board of Directors has determined that each member of the Compensation Committee meets the independence requirements of the SEC (including Rule 16b-3), the New York Stock Exchange, Section 162(m) of the IRS Code, and of our Board.

•       Finance Committee — The current Finance Committee members are Ms. Pritchard (Vice Chair) and Messrs. Biller (Chair), Grundhofer, Hamelmann and Rorsted. The Committee met six times during the past year. The principal functions of this Committee are to review and make recommendations to the Board concerning (i) management’s financial and tax policies and standards; (ii) our financing requirements, including the evaluation of management’s proposals concerning funding to meet such requirements; (iii) dividends; (iv) our capital expenditure budget; and (v) adequacy of insurance coverage. The Committee also evaluates specific acquisition, divestiture and capital expenditure projects from a financial standpoint. The Committee monitors our investor relations program and oversees a management committee which is charged with monitoring the performance of trust assets held in our benefit plans.

•       Governance Committee — The Governance Committee members are Messrs. De Schutter (Vice Chair), Johnson, Levin (Chair), Lumpkins and Zillmer. The Committee met five times during the past year. Certain functions of the Governance Committee are described on page 4 of this Proxy Statement under the heading “Director Nomination Process.” In addition, the principal functions of this Committee include: (i) lead the annual review of Board performance and effectiveness; (ii) review the Board’s organizational structure and operations (including appointing a presiding director for executive sessions of non-management directors) and its relationship to senior management; (iii) review issues of senior management succession; (iv) lead the annual Chief Executive Officer performance review and oversee the evaluation process for senior management; (v) review Certificate of Incorporation, By-Law or stockholder rights plan issues or changes in fundamental corporate charter provisions; (vi) review various corporate governance matters (including any necessary modifications to the Corporate Governance Principles); (vii) review and recommend to the Board with respect to director independence determinations and review, approve or ratify reportable related person transactions; (viii) receive reports from management with regard to relevant social responsibility issues and report to the Board as appropriate;

(ix) review the Corporation’s efforts to achieve its affirmative action and diversity goals; (x) review the Corporation’s environmental practices, including compliance with The Ecolab Environmental Principles; (xi) review director orientation, training and continuing education; and (xii) undertake special projects which do not fall within the jurisdiction of other committees of the Board.

The Board of Directors has determined that each member of the Governance Committee meets the “independence” requirements of the SEC, the New York Stock Exchange and of our Board.

10      PROXY STATEMENT 2007

DIRECTOR COMPENSATION FOR 2006

Name	Fees earned or paid in cash(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Earnings ($)	All Other Compensation(4) ($)	Total(5) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Leslie S. Biller	$66,000	$30,000	$54,480	0	0	$12,733	$163,213
Richard U. De Schutter	$60,000	$30,000	$54,480	0	0	$10,912	$155,392
Jerry A. Grundhofer	$63,824	$30,000	$54,480	0	0	$16,776	$165,080
Stefan Hamelmann	$60,000	$30,000	$54,480	0	0	$13,458	$157,938
James J. Howard(6)	$11,538	$4,875	0	0	0	$18,254	$34,667
Joel W. Johnson	$69,240	$30,000	$54,480	0	0	—	$153,720
Ulrich Lehner	$60,000	$30,000	$54,480	0	0	$15,472	$159,952
Jerry W. Levin	$66,000	$30,000	$54,480	0	0	—	$150,480
Robert L. Lumpkins	$62,192	$30,000	$54,480	0	0	—	$146,672
Beth M. Pritchard	$60,000	$30,000	$54,480	0	0	$19,976	$164,456
Kasper Rorsted(7)	$60,000	$30,000	$94,205	0	0	—	$184,205
Allan L. Schuman(8)	$208,338	0	0	0	0	$758,895	$967,233
John J. Zillmer(9)	$38,241	$19,121	$54,480	0	0	—	$111,842

(1)       Represents annual retainer of $60,000 earned during 2006, plus additional fees paid to the respective Chairs of Board Committees; includes amounts, if any, deferred at the election of directors pursuant to the 2001 Non-Employee Director Stock Option and Deferred Compensation Plan (the “2001 Plan”), as described in footnote (2) below. The dollar amount of fees deferred into Common Stock equivalents by applicable directors during 2006 is as follows: Mr. Howard, $11,538; Mr. Johnson, $69,240; Mr. Lumpkins, $62,192; Ms. Pritchard, $60,000; and Mr. Rorsted, $60,000.

(2)      Represents Common Stock equivalents (“stock units”) credited to a deferred stock unit account under the 2001 Plan during 2006 and payable in the form of Common Stock after a director leaves the Board. In addition, under the 2001 Plan, non-employee directors may elect to defer some, or all, of the cash portion of their director’s fees until cessation of Board service, which deferrals are reported in column (b) in the above table. Deferred amounts either earn interest at market rates or are invested in a stock unit account at the election of the director. Quarterly dividend equivalents are accrued on deferred stock unit balances. Upon cessation of Board service, deferred amounts (whether in the interest-bearing account or in the stock unit account) are paid in a lump sum or in equal installments up to a maximum of ten years as elected by the director. Amounts deferred after January 1, 2005 must be paid in a lump sum.

As of December 31, 2006, the aggregate number of stock units held by each non-employee director named in the table above is as follows:  Mr. Biller, 21,664; Mr. De Schutter, 1,998; Mr. Grundhofer, 20,687; Mr. Hamelmann, 5,675; Mr. Howard, 0; Mr. Johnson, 24,621; Mr. Lehner 5,675; Mr. Levin, 21,331; Mr. Lumpkins, 12,006; Ms. Pritchard, 6,248; Mr. Rorsted, 3,055; Mr. Schuman, 0; and Mr. Zillmer, 441.

(3)      Represents the dollar amount of stock options recognized for financial statement reporting purposes with respect to 2006 in accordance with Statement of Financial Accounting Standards No. 123 (Revised 2004), Share Based Payment (“SFAS 123R”), but with no discount for estimated forfeitures. The value has been determined by application of the lattice (binomial)-pricing model, based upon the terms of the option grant to directors dated May 12, 2006. Key assumptions include: risk-free rate of return; expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options is summarized in the table below:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield
05/12/2006	5.05%	5.98	23.97%	1.06%

As of December 31, 2006, the aggregate number of non-employee director stock options held by each director named in the table above is as follows:  Mr. Biller, 66,549; Mr. De Schutter, 20,750; Mr. Grundhofer, 56,500; Mr. Hamelmann, 38,900; Mr. Howard, 26,500; Mr. Johnson, 88,913; Mr. Lehner, 38,900; Mr. Levin, 78,147; Mr. Lumpkins, 82,208; Ms. Pritchard, 20,750; Mr. Rorsted, 8,300; Mr. Schuman, 0; and Mr. Zillmer, 4,800.

PROXY STATEMENT 2007      11

(4)      Amounts reported as All Other Compensation include:

(a)    Payment by the Company of spousal travel and travel-related expenses in the case of Mr. Biller, Mr. De Schutter, Mr. Grundhofer, Mr. Howard, Mr. Lehner, Ms. Pritchard and Mr. Schuman.

(b)    Payment by the Company of travel and travel-related expenses in the case of Mr. Howard and Mr. Schuman.

(c)    Payment by the Company’s charitable foundation of a designated charitable gift in the case of Mr. Schuman of $550,000, as provided by the transition arrangements described in footnote (8) below. Up to $100,000 remains to be designated by Mr. Schuman under this legacy program.

(d)    Payment by the Company, under a consulting agreement with Mr. Schuman, as described in footnote (8) to this table, of (i) $25,935 for a leased vehicle, and (ii) $153,428 for Mr. Schuman’s costs in setting up and maintaining an office, of which $60,535 is office rent and $75,707 is the cost, including the value of benefits, for his administrative assistant.

(5)      Represents the sum of amounts in columns (b), (c), (d) and (g).

(6)      Mr. Howard retired from the Board in February 2006, and received a pro-rated portion of compensation for 2006.

(7)      Mr. Rorsted joined the Board in August 2005 and per the terms of the 2001 Plan received an initial stock option grant in May 2006 valued at $94,205 under SFAS 123R to reflect his pro-rated service during 2005 ($39,725) as well as his 2006 service ($54,480).

(8)      Mr. Schuman retired from the Board in May 2006. As previously disclosed in our Proxy Statements for 2005 and 2006, compensation paid to Mr. Schuman was made pursuant to the terms of transition arrangements dated February 28, 2004, as amended January 1, 2006, relating to Mr. Schuman’s retirement following 49 years of service to the Company. As part of his transition agreement and consistent with the Company’s past practice for retiring CEOs, Mr. Schuman consults with the Company under a ten-year arrangement, in consideration for which the Company (i) provides him with a leased vehicle, (ii) reimburses him for his costs in setting up and maintaining an office, (iii) reimburses him for his reasonable consulting-related expenses, and (iv) provides him with financial planning services and annual physical exams.

(9)      Mr. Zillmer was elected to the Board in May 2006, and received a pro-rated portion of compensation for 2006.

Summary — Effective January 1, 2006, members of the Board of Directors who are not employees of the Company receive base annual compensation valued at $145,000 as follows:

•       an annual retainer of $60,000;

•       $30,000 annually in the form of stock units (which are described under footnote (3) to the “Security Ownership — Executive Officers and Directors” table on page 7); and

•       stock options having an economic value of approximately $55,000.

Chairs of the Board’s Compensation, Finance and Governance Committees each receive an additional fee of $6,000 per year. The Chair of the Audit Committee receives $11,000 per annum. All reasonable travel, telephone and other expenses incurred by directors on behalf of Ecolab are reimbursable.

Director stock options have a ten-year contractual exercise term and vest immediately on the date of grant. Director stock option grants are made on the date of the Annual Meeting of Stockholders, and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes same day stock volatility. We do not have a program, plan, or practice to time stock option grants to directors in coordination with the release of material non-public information.

The options granted to directors under the 2001 Plan may be transferred to defined family members or legal entities established for their benefit, and, with respect to options granted through May 2004, provide for a one-time automatic grant of a reload stock option if the optionee exercises the original stock option by tendering shares of previously owned Common Stock of the Company. The reload stock option is for the same number of shares tendered to exercise the original stock option and the number of shares required to be withheld to satisfy minimum statutory tax obligations, has an exercise price equal to the fair market value of our Common Stock on the reload grant date, and is immediately exercisable

12      PROXY STATEMENT 2007

at any time during the remaining exercise term of the original stock option. The reload feature was eliminated under the 2001 Plan as amended effective May 2004.

DIRECTOR INDEPENDENCE STANDARDS AND DETERMINATIONS

“Independence” Standards — Pursuant to the Board of Directors’ policy, a director is not independent if:

•       the director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer, of the Company;

•       the director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•       (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•       the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

•       the director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenues.

“Independence” Determinations — In February 2007, the Governance Committee undertook a review of director independence by examining the nature and magnitude of transactions and relationships during 2006, 2005 and 2004 between each director serving since January 1, 2006 (or any member of his or her immediate family or the company he or she is employed by and its subsidiaries and affiliates) and Ecolab, its subsidiaries and affiliates, including those transactions reported below under “Stockholder Agreement” and “Related Person Transactions” with respect to Henkel’s designees to our Board (Messrs. Hamelmann, Lehner, Rorsted and Van Bylen). Appropriate scrutiny is given to any situation which could be reasonably considered a material relationship. Both the existence and nature of the relationship are considered. The relationships include, among others, commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. Ecolab also endeavors to identify, quantify and evaluate ordinary course commercial transactions between Ecolab and any company that employs a director, including subsidiaries and affiliates of the company. The Board’s Governance Committee has reviewed the following immaterial transactions between certain directors’ companies and Ecolab, and determined that none of the transactions exceeds the Board’s categorical “independence” standards described above, or adversely affects the director’s “independence” status.

PROXY STATEMENT 2007      13

•       Joel W. Johnson, a director, is the retired Chairman of the Board and Chief Executive Officer of Hormel Foods Corporation, a multinational manufacturer and marketer of consumer-branded meat and food products. During 2006, Ecolab’s sales to Hormel and its affiliates were approximately $2,181,537, which is less than 0.04% of Hormel’s consolidated gross revenues. Ecolab believes all sales to Hormel were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

•       Jerry A. Grundhofer, a director, is the Chairman of the Board of U.S. Bancorp, a financial services holding company. During 2006, Ecolab’s sales to U.S. Bancorp and its affiliates were approximately $56,000. In addition, Ecolab purchased services in the amount of approximately $181,000 from U.S. Bancorp and its affiliates. Ecolab believes all sales to and purchases from U.S. Bancorp were in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

•       Robert L. Lumpkins, a director, is the Chairman of the Board of The Mosaic Company, a producer of crop and animal nutrition products and services.  Mr. Lumpkins is also the retired Vice Chairman of Cargill, Inc., a global agricultural, food, financial and industrial products company. During 2006, Ecolab’s sales to Mosaic and its affiliates were approximately $36,000. During 2006, Ecolab’s sales to Cargill and its affiliates were approximately $7,315,000. In addition, Ecolab purchased products in the amount of approximately $5,811,000 from Cargill and its affiliates. These transactions were less than 0.02% of Cargill’s consolidated gross revenues. Ecolab believes all sales to, and purchases from, Mosaic and Cargill were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

•       Beth M. Pritchard, a director, is the President and Chief Executive Officer of Dean & DeLuca, Inc., a retailer of gourmet and specialty foods. During 2006, Ecolab’s sales to Dean & DeLuca and its affiliates were approximately $63,000. Ecolab believes all sales to Dean & DeLuca were in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

•       John J. Zillmer, a director, is the Chairman of the Board and Chief Executive Officer of Allied Waste Industries, Inc., a solid waste management company. During 2006, Ecolab sales to Allied Waste Industries and its affiliates were approximately $90,000. Ecolab believes all sales to Allied Waste Industries were in the ordinary course, at arm’s length, and at prices and on terms customarily available. Further, the director had no personal interest in, nor received any personal benefit from, such commercial transactions.

Based on the review of the Governance Committee, the Board of Directors has determined that the following directors, including those on the slate of nominees for election to the Board at this year’s Annual Meeting, are, and have been since January 1, 2006, “independent” and meet the independence and other requirements of the listing standards of the New York Stock Exchange, the rules and regulations of the SEC, applicable law, and the Board’s “independence” standards:  Les S. Biller, Richard U. De Schutter, Jerry A.

14      PROXY STATEMENT 2007

Grundhofer, James J. Howard, Joel W. Johnson, Jerry W. Levin, Robert L. Lumpkins, Beth M. Pritchard and John J. Zillmer.

In view of the materiality of the relationships, arrangements and transactions between Ecolab and Henkel, including the Stockholder Agreement and Related Party Transactions described below, the Board has determined that Henkel’s designees to our Board since January 1, 2006 (Stefan Hamelmann, Ulrich Lehner, Kasper Rorsted and Hans Van Bylen) are not “independent.”  In addition, the Board determined that Douglas M. Baker, Jr. and Allan L. Schuman are not “independent,” due to their status as current and former executive officers, respectively.

RELATED PERSON TRANSACTIONS

The Governance Committee of the Board of Directors is responsible for reviewing, approving or ratifying transactions in excess of $120,000 with the Company’s executive officers or directors, including their immediate family members, or any greater than 5% stockholder known to us. Our practices and procedures for identifying transactions with related persons are located in the charter of the Governance Committee which is available on our website at www.ecolab.com/investor/governance.

With respect to 2006, the Board’s Governance Committee has considered, among other factors, the information below concerning transactions and arrangements between the Company and Henkel KGaA, including subsidiaries and affiliates of the Company and Henkel. In accordance with the Company’s practices and procedures regarding related person transactions, the Governance Committee has ratified these transactions and arrangements for 2006.

Stockholder Agreement — In a filing with the SEC, Henkel KGaA reported that it and an affiliate of Henkel owned 72,692,552 shares of our Common Stock as set forth in the table of “Security Ownership — Certain Beneficial Owners” located on page 6.

Henkel’s equity ownership in the Company is subject to an agreement (“Stockholder’s Agreement”) containing certain restrictions pertaining to, among other things, Henkel’s acquisition, transfer and voting rights of our Common Stock. Generally, the Stockholder’s Agreement terminates when Henkel owns less than 2% of our voting shares. Pursuant to the Stockholder’s Agreement, Henkel is precluded from acquiring more than 35% of our outstanding Common Stock or from acting, alone or in concert with others, to control or influence the Company.

Henkel may sell its shares of our Common Stock under certain conditions specified in the Stockholder’s Agreement, subject to our right of first refusal. Any disposition by Henkel of any shares of our Common Stock would be effected in an orderly manner in accordance with the Stockholder’s Agreement, including our right of first refusal.

Henkel has agreed to vote its shares in the case of election of our directors, certain stockholder proposals, compensation and certain matters pertaining to the independent publicly traded nature of the Company, in accordance with the recommendations or directions of our Board. In all other cases, except with respect to certain “strategic transactions,”  Henkel may vote, at its option, either in accordance with the recommendation of our Board or pro rata in the same manner and proportion that votes of our stockholders (other than Henkel and our officers or directors) have been cast. Any vote with respect to “strategic transactions,” (for example a disposition, recapitalization, liquidation or consolidation of the Company or other transactions which could reasonably be expected to have a material effect upon Henkel’s investment in our Common Stock) may be cast at

PROXY STATEMENT 2007      15

Henkel’s sole discretion. Henkel also is entitled to designate nominees for election to our Board of Directors proportionate to the percentage of its holding of our voting securities (rounded down to the nearest whole number). Currently, Henkel has designated three of our directors. Those directors are Messrs. Stefan Hamelmann, Kasper Rorsted and Hans Van Bylen. Further information concerning Henkel directorships is found on page 17 under the heading “Proposal to Elect Directors.”

In addition, the Stockholder’s Agreement provides that beginning in 2011 Henkel will be permitted to make proposals to our Board of Directors to acquire all, but not less than all, of our outstanding voting shares at certain times, and under terms and conditions set forth in the Stockholder’s Agreement.

Related Person Transactions — On November 30, 2001, we acquired the 50% of the Henkel-Ecolab joint venture (“Henkel-Ecolab”) which we did not already own, from our joint venture partner, Henkel, for a purchase price of approximately €483,500,000, or approximately $432,700,000 at November 30, 2001 exchange rates, plus $6,500,000 of direct transaction related expenses. As of February 28, 2007, in connection with the acquisition, we had an outstanding claim for indemnification from Henkel for certain liabilities which, in the aggregate, amounted to €1,475,000 (or approximately $1,948,000 at February 2007 exchange rates). The acquisition is referred to herein as the “Transaction.”

As a part of the Transaction, Henkel agreed to continue for up to two years, subject to mutually agreed year-to-year extensions, to provide to our European businesses certain services and products which Henkel previously provided to Henkel-Ecolab prior to the Transaction on financial and other terms substantially similar to those in place prior to the closing of the Transaction. These include leased office space; certain accounting, finance, payroll, human resources, information and other administrative services; and contract manufacturing and supply agreements.

Pursuant to an Intellectual Property Agreement entered into in connection with the Transaction: (i) Henkel transferred certain trademarks and patents used by Henkel-Ecolab to us and we granted a perpetual royalty-free license back to Henkel to use such transferred intellectual property outside of the cleaning and sanitizing field; and (ii) Henkel granted a perpetual (in a limited number of cases, the license for certain trademarks is limited to five years) royalty-free license to us to use certain other trademarks, patents and technology used by Henkel-Ecolab which were not transferred to us.

In connection with the Transaction, Ecolab and Henkel also entered into an Environmental Agreement dated December 7, 2000 under which Henkel agreed to indemnify Ecolab for certain environmental liabilities associated with the parties’ former joint venture in Europe. Reimbursement from Henkel has been requested for €647,924 (or approximately $855,000) spent for such environmental liabilities prior to December 31, 2006.

Pursuant to a Brand License Agreement, Henkel granted Ecolab a license for certain Henkel trademarks to use on products for sale to retail customers who sell to both commercial and household end-use customers. Ecolab believes this license agreement was made in the ordinary course, at arm’s length, and on terms customarily available.

During 2006, 2005 and 2004, we sold products and services in the amounts of approximately $5,726,000, $3,574,000 and $3,222,000, respectively, to Henkel and its affiliates, and purchased products and services in the amounts of approximately $66,040,000, $65,279,000 and $70,946,000, respectively, from Henkel and its affiliates. Ecolab believes its sales to and purchases from Henkel were made in the ordinary course, at arm’s length, and at prices and on terms customarily available. The payments for products

16      PROXY STATEMENT 2007

and services include amounts paid to Henkel and its affiliates for administrative services and for products under supply arrangements by our affiliates in approximately 25 countries outside of Europe where we formerly acquired industrial and institutional cleaning and sanitizing businesses from Henkel.

PROPOSAL TO ELECT DIRECTORS

Our Board of Directors is divided into three classes. The members of each class are elected to serve a three-year term with the terms of office of each class ending in successive years. The Board of Directors currently consists of 12 members.

Pursuant to the agreement between us and Henkel KGaA described at page 15 under the heading “Stockholder Agreement,” Henkel is entitled to designate a number of persons to be nominated for election to our Board of Directors proportionate to Henkel’s shareholding in the Company rounded down to the nearest whole number. As of March 20, 2007, Henkel beneficially owned approximately 29.1% of our outstanding Common Stock and was accordingly entitled to designate three directors. Messrs. Stefan Hamelmann, Kasper Rorsted and Hans Van Bylen have been appointed to the Board pursuant to designation by Henkel.

The term of current Class III Directors, expires with this Annual Meeting of Stockholders. Pursuant to the recommendation of the Governance Committee, Ms. Pritchard and Messrs. De Schutter, Johnson and Van Bylen were nominated by the Board of Directors for election as Class III Directors. Class III Directors being elected at the current Annual Meeting will serve until the 2010 Annual Meeting expected to be held in May 2010. The directors of Class I and Class II will continue in office. The Board of Directors has no reason to believe that any of the named nominees is not available or will not serve if elected. The Board of Directors recommends a vote FOR the election of the four nominees named in this Proxy Statement.

The following information with regard to business experience has been furnished by the respective directors or nominees or obtained from our records.

PROXY STATEMENT 2007      17

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS — CLASS III (FOR A TERM ENDING 2010)

RICHARD U. DE SCHUTTER, age 66.

Retired Chairman and Chief Executive Officer of DuPont Pharmaceutical Company, a drug manufacturer formerly based in Wilmington, Delaware. Director of Ecolab since 2004. Vice Chairman of the Governance Committee and member of the Audit Committee.

Following a 35-year career at Monsanto Company where he last served as Vice Chairman and Chief Administrative Officer, Mr. De Schutter transitioned to Pharmacia Corporation, a drug manufacturer created through merger of Monsanto, Pharmacia & Upjohn, in 2000 as Chief Administrative Officer and Director. In 2000, Mr. De Schutter joined DuPont Pharmaceutical Company as Chairman and Chief Executive Officer, serving until the 2001 sale of the company to Bristol Myers-Squib. Chairman of the Board of Incyte Corporation, and director of Smith & Nephew plc and Varian, Inc.

JOEL W. JOHNSON, age 63.

Retired Chairman of the Board and Chief Executive Officer of Hormel Foods Corporation, a processor and marketer of meat and food products. Director of Ecolab since 1996. Chairman of the Audit Committee and member of the Governance Committee.

Following an extensive career at General Foods Corporation, Mr. Johnson joined Hormel Foods Corporation in 1991 as Executive Vice President — Sales & Marketing. Advanced to President in 1992, Chief Operating Officer and Chief Executive Officer in 1993 and Chairman of the Board in 1995. Director of the Meredith Corporation and U.S. Bancorp. Also a director of The Hormel Foundation and the Board of Trustees of Hamilton College.

BETH M. PRITCHARD, age 60.

President and Chief Executive Officer of Dean & Deluca, Inc., a multi-channel retailer of gourmet and specialty foods. Director of Ecolab since 2004. Vice Chair of the Finance Committee and member of the Compensation Committee.

Ms. Pritchard served as President and Chief Executive Officer of Organized Living from January 2004 until May 2005 when it filed a reorganization petition under Chapter 11 of the federal bankruptcy code and subsequently was liquidated. From 1991 to 2003, Ms. Pritchard was an executive with Limited Brands, Inc., a specialty retailer, most recently serving as President and Chief Executive Officer of Bath & Body Works, and as Chief Executive Officer of The White Barn Candle Company. From 1971 to 1991, Ms. Pritchard held various marketing and management positions at S.C. Johnson & Son, Inc., last as Vice President Insect Control Division. Director of Dean & Deluca.

18      PROXY STATEMENT 2007

HANS VAN BYLEN, age 45.

Executive Vice President, Cosmetics/Toiletries of Henkel KGaA, Düsseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since February 2007. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found on page 17 under the heading “Proposal to Elect Directors”).

Mr. Van Bylen joined Henkel KGaA in 1984 and, after holding various global sales, marketing and management positions within Henkel’s detergents and cosmetics businesses, named a Corporate Vice President in 2001 managing business units in the skin, oral care and hair care groups. Promoted to his current position of Executive Vice President, Cosmetics/Toiletries in July 2005. Member of the Management Board of Henkel KGaA.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE — CLASS I (FOR A TERM ENDING 2008)

DOUGLAS M. BAKER, JR., age 48.

Chairman of the Board, President and Chief Executive Officer of Ecolab. Director of Ecolab since February 2004.

Prior to joining Ecolab in 1989, Mr. Baker was employed by The Procter & Gamble Company in various marketing and management positions. At Ecolab, Mr. Baker held various leadership positions within the Institutional, Kay and European operations. Mr. Baker was named Ecolab’s President and Chief Operating Officer in August 2002, was promoted to President and Chief Executive Officer in July 2004, and added the position of Chairman of the Board in May 2006.

STEFAN HAMELMANN, age 43.

Owner of Franz Hamelmann Baugesellschaft GmbH and Franz Hamelmann Projekt GmbH, privately held construction and development companies. Member of the Henkel family which controls Henkel KGaA, Düsseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since 2001. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found on page 17 under the heading “Proposal to Elect Directors”). Member of the Finance Committee.

Mr. Hamelmann became a partner at Franz Hamelmann Baugesellschaft GmbH in 1993, serving as sole proprietor since 1997. Appointed as a guest member of the Shareholders’ Committee of Henkel KGaA in 1997. Elected to the Henkel Shareholders’ Committee in 1999.

PROXY STATEMENT 2007      19

JERRY W. LEVIN,  age 62.

Chairman and interim Chief Executive Officer of Sharper Image Corporation, a national specialty retailer. Also Chairman of JW Levin Partners LLC, a private investment and advisory firm. Director of Ecolab since 1992. Chairman of the Governance Committee and Vice Chair of the Compensation Committee.

Mr. Levin served in a number of senior executive positions with The Pillsbury Company from 1974 through 1989. In 1989, joined MacAndrews & Forbes Holdings, Inc. which controlled Revlon, Inc. and The Coleman Company, among other companies. From 1989 through 1997, Mr. Levin served in various capacities at the Coleman Company, Inc., Revlon, Inc., Revlon Consumer Products Corporation and the Cosmetic Center, Inc., including as Chairman and/or Chief Executive Officer. Mr. Levin served as Chairman and Chief Executive Officer of American Household, Inc. (formerly known as Sunbeam Corporation) from 1998 to 2005. American Household, Inc. was subsequently acquired by Jarden Corporation. Joined the Board of Sharper Image in July 2006, and was appointed Chairman and interim CEO in September 2006. Director of U.S. Bancorp, Sharper Image Corporation and Wendy’s International, Inc.

ROBERT L. LUMPKINS,  age 63.

Chairman of the Board of The Mosaic Company, a leading producer and marketer of crop and animal nutrition products and services. Director of Ecolab since 1999. Vice Chair of the Audit Committee and member of the Governance Committee.

Mr. Lumpkins, who retired as Vice Chairman and a director of Cargill Inc. in 2006, began his career with the company in 1968, and served in various finance and general management positions. Named President of the Financial Services Division in 1983 and Chief Financial Officer for Cargill Europe in 1988. Served as Chief Financial Officer of Cargill from 1989 to 2005, and elected to Cargill’s Board of Directors in 1991. Elected Vice Chairman in 1995. Director of Ecolab and The Mosaic Company; also a director of WhereNet Corporation and non-executive Chairman of Black River Asset Management LLC. Serves as a trustee of Howard University.

MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE — CLASS II (FOR A TERM ENDING 2009)

LESLIE S. BILLER,  age 59.

Chief Executive Officer of Greendale Capital, LLC, a private investment and consultive company.  Chairman of the Finance Committee and member of the Compensation Committee. Director of Ecolab since 1997.

After holding various positions with Citicorp and Bank of America, Mr. Biller joined Norwest Corporation in 1987 as Executive Vice President in charge of strategic planning and acquisitions for Norwest Banking. Appointed Executive Vice President in charge of South Central Community Banking in 1990. He served as President and Chief Operating Officer of Norwest Corporation from February 1997 until its merger with Wells Fargo & Company in November 1998. Mr. Biller retired as Vice Chairman and Chief Operating Officer of Wells Fargo & Company in October 2002. Director of PG&E Corporation and Pacific Gas and Electric Company. Also a director of Knowledge Schools Inc.

20      PROXY STATEMENT 2007

JERRY A. GRUNDHOFER,  age 62.

Chairman of the Board of U.S. Bancorp, a financial services holding company. Director of Ecolab since 1999. Chairman of the Compensation Committee and member of the Finance Committee.

Following an extensive career in the commercial banking industry, including serving as Vice Chairman of the Board of BankAmerica Corporation, Mr. Grundhofer joined Star Banc Corporation as President and Chief Executive Officer in 1993, assuming the Chairman post in December 1993. In November 1998, Star Banc merged with Firstar Corporation and he assumed the position of President and Chief Executive Officer of Firstar Corporation. In February 2001, following a merger of Firstar Corporation and U.S. Bancorp, Mr. Grundhofer was named President and CEO of U.S. Bancorp and added the position of Chairman of the Board in January 2003. Director of U.S. Bancorp and The Midland Company.

KASPER RORSTED,  age 45.

Executive Vice President for Human Resources, Purchasing, IT and Infrastructure Services of Henkel KGaA, Düsseldorf, Germany, a manufacturer of chemicals, household and personal care products and adhesives. Director of Ecolab since 2005. Appointed to the Board pursuant to an understanding between the Company and Henkel (see information found on page 17 under the heading “Proposal to Elect Directors”). Member of the Finance Committee.

Prior to joining Henkel, Mr. Rorsted served as Senior Vice President and General Manager, Europe, Middle East and Africa for Hewlett Packard following its merger with Compaq. Mr. Rorsted held various other senior management positions with Compaq since 1995 and has previous experience with Oracle, Digital and Ericsson. Deputy Chairman of the Management Board of Henkel KGaA and member of the Supervisory Board of Cable & Wireless, plc.

JOHN J. ZILLMER, age 51

Chairman of the Board and Chief Executive Officer of Allied Waste Industries, Inc., a solid waste management company. Director of Ecolab since May 2006. Member of the Audit and Governance Committees.

Mr. Zillmer has served as Chairman and Chief Executive Officer of Allied Waste Industries since May 2005. Prior to joining Allied Waste, Mr. Zillmer spent thirty years in the managed services industry, most recently as Executive Vice President of ARAMARK Corporation, a provider of food, uniform and support services. During his eighteen-year career with ARAMARK, Mr. Zillmer served as President of ARAMARK’s Business Services division, the International division and the Food and Support Services group. Prior to joining ARAMARK, Mr. Zillmer was employed by Szabo Food Services until Szabo was acquired by ARAMARK in 1986. Director of Allied Waste Industries, Inc., Pathmark Stores, Inc. and United Stationers, Inc.

PROXY STATEMENT 2007      21

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis of the Company with management. Based on their review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board has approved, that the Compensation Discussion and Analysis be included in both the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the Company’s Proxy Statement for the Annual Meeting of Stockholders to be held May 4, 2007.

Dated: February 23, 2007	Les S. Biller	Jerry W. Levin
	Jerry A. Grundhofer	Beth M. Pritchard

COMPENSATION DISCUSSION AND ANALYSIS

Overview — This Compensation Discussion describes the material elements of compensation awarded to each of our executive officers who served as named executive officers during 2006. This Compensation Discussion focuses on the information contained in the following tables and related footnotes and narrative primarily for 2006, but we also describe compensation actions taken during 2005 and 2007 to the extent it enhances the understanding of our executive compensation disclosure for 2006.

The Compensation Committee of the Board of Directors oversees the design and administration of our executive compensation program according to the processes and procedures discussed in the Corporate Governance section of this proxy statement, located at pages 9 and 10 hereof.

The principal elements of our executive compensation program for 2006 were:

•       base salary;

•  annual cash incentives;

•       long-term equity incentives in the form of stock options and the selective use of restricted stock;

•       special benefits and perquisites; and

•       a change-in-control severance policy.

Our special benefits and perquisites utilized by the named executive officers in 2006 consisted of:

•       nonqualified savings and retirement plans;

•       supplemental life and disability insurance; and

•       company automobile, financial counseling, physical examinations, spousal travel, relocation expenses and, for the principal executive officer, a club membership.

22      PROXY STATEMENT 2007

Our philosophy is to position the aggregate of these elements at the median of our competitive market, adjusted for the Company’s current size. For annual cash incentives, our philosophy is to also position them at a level commensurate with the Company’s performance based on diluted earnings per share compared to the Standard & Poor’s 500. We position annual cash incentives and stock options to provide lower than median compensation for lower than competitive market performance and higher than median compensation for higher than competitive market performance. Generally, this philosophy of commensurate aggregate pay is the same philosophy for executive positions throughout the world, based on representative compensation elements in the local marketplace. For stock options, our grant processes do not permit backdating but, as described under Long-Term Equity Incentives, are granted on the same date as the Compensation Committee approval date.

PROGRAM OBJECTIVES AND REWARD PHILOSOPHY

In General — We use executive compensation to support our corporate vision, communicate the importance of our business results, retain executives important to our success and reward executives for contributions at a level reflecting our performance. Our executive compensation program, that is the compensation package as a whole as well as each element of compensation, is designed to be market competitive in order to attract, motivate, and retain our executives in a manner that is both fair to our executives and supportable to our stockholders. Our executive compensation program is further designed to reinforce and compliment ethical and sustainable management practices, and to align management interests (such as sustainable long-term growth) with those of our stockholders.

Competitive Market — We define our competitive market to be the size-adjusted median of a broad range of general industry manufacturing and service companies, as provided by third party surveys (in which we participate) of over 350 companies with sales that range from less than $500 million to more than $10 billion. We use surveys published by Hewitt Associates and Towers Perrin as the primary sources of competitive data because we have determined these to be the best sources for credible, size-adjusted market data for general industry companies. We annually assess the reasonableness of our total compensation levels and mix relative to this competitive benchmark. Since no explicit peer group exists based on our size and business type, we periodically verify the reasonableness of the survey information used for our named executive officers by compiling proxy statement compensation information from other industry sources, such as the Standard & Poor’s 500 Materials Industry Group, of which we are a component.

Compensation Process — For the named executive officers other than the principal executive officer, the Compensation Committee reviews and approves all elements of compensation taking into consideration recommendations from our principal executive officer, as well as competitive market guidance and feedback provided by our human resources staff and independent compensation consultants. The Compensation Committee reviews and approves all elements of compensation for our principal executive officer taking into consideration the Board’s performance assessment of the principal executive officer and recommendations, competitive market guidance and feedback from the Board’s independent compensation consultants and the Company’s human resources staff. Recommendations with respect to the compensation of our principal executive officer are not shared with our principal executive officer during this process.

PROXY STATEMENT 2007      23

Regulatory Considerations — We monitor changes in the regulatory environment when assessing the financial efficiency of the various elements of our executive compensation program. We have designed and administered our annual cash incentives, particularly our stockholder-approved Management Performance Incentive Plan which we refer to as the MPIP, and long-term equity incentive plans in a manner that preserves our federal income tax deductions. We have designed and administered our deferred compensation, equity compensation, and change-in-control severance plans to be in compliance with federal tax rules affecting nonqualified deferred compensation. The MPIP is administered by the Compensation Committee, who selects the participants each year, establishes the annual performance goal based upon performance criteria that it selects, the performance target, and a maximum annual cash award dependent on achievement of the performance goal. For 2006, the Compensation Committee selected diluted earnings per share as the performance measure under the MPIP. The Compensation Committee certifies the extent to which the performance goal has been met and the corresponding amount of the award earned by the participants, with the ability to lower, but not raise, the award based upon the same underlying operable metrics used for our Management Incentive Plan cash incentive and to recognize individual performance.

BASE SALARIES

In General — We provide the opportunity for our named executive officers and other executives to earn a market competitive annual base salary. We provide this opportunity to attract and retain high caliber talent for the position, to recognize that similar base salary rates are almost universally provided at other companies that we compete with for talent, and to provide a base wage that is not subject to performance risk. We review base salaries for the named executive officers and other executives annually in December effective for the following fiscal year, and increases are based on changes in our competitive market, individual performance, and time in position. Our philosophy is to pay a base salary that is the median of our size-adjusted competitive market. When an executive officer is new to his/her position, his/her initial base salary will likely be significantly less than the median but, if performance is acceptable, his/her base salary will be increased over several years to arrive at the median.

Salary Increases — For 2006 and 2007, annualized base salary rates for the named executive officers are summarized below:

Name	Fiscal Year 2006	Fiscal Year 2007	Annualized Percent Increase
Douglas M. Baker, Jr.	$800,000	$900,000	12.5%
Steven L. Fritze	$420,000	$450,000	7.1%
Lawrence T. Bell	$342,000	$355,000	3.8%
James A. Miller	$350,000	$400,000	14.3%
C. William Snedeker	$320,000	$330,000	3.1%
Luciano Iannuzzi	$388,471	$388,471	0%

Our Analysis — For 2006, base salaries accounted for approximately 14% of total compensation for the principal executive officer and 30% on average for the other named executive officers, excluding Mr. Iannuzzi, which is consistent with our competitive market with the exception of the principal executive officer who received proportionately less of his total compensation in base salary. For 2006, we define total compensation as the sum of base salary, target annual incentives, and long-term equity incentives valued in total at grant. Normally, the annualized percentage increases are consistent with executive base

24      PROXY STATEMENT 2007

salary increases in our competitive market. However, in 2006 three of our named executive officers, including the principal executive officer, received more aggressive increases to bring them closer to the market median of their position, consistent with our philosophy and supported by their performance. The annualized base salary rates after the increases are within approximately 91% of our competitive market for the principal executive officer and 94% on average for the other named executive officers. Mr. Iannuzzi left our employ effective January 31, 2007. As part of the transition, Mr. Iannuzzi resigned as an executive officer effective November 30, 2006. Mr. Iannuzzi’s compensation is denominated in euros and has been converted to U.S. dollars at the exchange rate of one euro to 1.2451 dollars, the same exchange rate used for the Company’s financial reporting.

ANNUAL CASH INCENTIVES

In General — We provide the opportunity for our named executive officers and other executives to earn a market competitive annual cash incentive award. We provide this opportunity to attract and retain high caliber talent for the position, to recognize that similar annual cash incentive awards are almost universally provided at other companies with which we compete with for talent, and to motivate executives to achieve our annual business goals. Our bonus targets are set at the market median for each position, and the bonus plan is structured so that lower performance results in below market payouts and superior performance drives payouts above the market median.  We review annual cash incentive awards for the named executive officers and other executives annually in February to determine award payments for the last completed fiscal year and we establish award opportunities in December for the next fiscal year. These annual cash incentive awards are administered under our Management Incentive Plan (or MIP) and our MPIP.

Target Award Opportunities — Under the MIP, we establish annual target award opportunities expressed as a percentage of base salary paid during the fiscal year, and threshold and maximum award payment limits expressed as a percentage of the target award. For 2006, target award opportunities for the named executive officers ranged from 50% to 110% of base salary.

Performance Measures — Under the MIP, we use a mix of overall corporate, business unit, and individual performance measures to foster cross-divisional cooperation and to assure that executives have a reasonable measure of control over the factors that affect their awards. This performance measure mix varies by executive position. For 2006, the performance measure mix for the named executive officers is summarized below:

	Performance Measure Mix
Name	Overall Corporate	Business Unit	Individual
Douglas M. Baker, Jr.	100%	0%	0%
Steven L. Fritze	70%	0%	30%
Lawrence T. Bell	70%	0%	30%
James. A. Miller	30%	70%	0%
C. William Snedeker	30%	70%	0%
Luciano Iannuzzi	30%	70%	0%

Performance Goals — Under the MIP, overall corporate performance is based on diluted earnings per share goals. In establishing these performance goals, we take into consideration a variety of factors, the most material of which include our prior year results, our expected economic and market influences, other large companies’ performance expectations and our

PROXY STATEMENT 2007      25

anticipated business opportunities, investment requirements and competitive situation. For 2006, as in past years, we have established threshold performance goals which provide no payment without growth in diluted earnings per share. Our target and maximum diluted earnings per share goals require low double-digit to mid-teen double digit growth, respectively.

For three of our named executive officers (Messrs. Miller, Snedeker and Iannuzzi), who manage particular business units for us, 70% of their annual cash incentive is based upon business unit performance. One-half of the business unit performance component is based on achievement of the revenue goal and one-half is based on achievement of the operating income goal. In establishing these performance goals under the MIP, we take into consideration a variety of factors, the most material of which include prior year results and our growth opportunities, investment requirements and market influences. Over the past three years, the payout percentage for performance against business unit goals for these named executive officers has ranged from 89% to 194% of target with an average payout percentage of 131% of the target award opportunity for the three year period for the business unit performance component. Generally, the Compensation Committee sets the threshold, target and maximum levels such that the intended relative difficulty of achieving the target level is consistent from year to year.

For two of our named executive officers (Messrs. Fritze and Bell), who hold staff positions (principal financial officer and general counsel, respectively), 30% of their annual cash incentive is based upon performance of individual performance goals. This component of staff position awards under the MIP was initiated in 2006 and set at 30% of the performance measure mix for annual cash incentives so that achievement of these goals is a significant component of the award but remains balanced against achievement of corporate performance goals. This portion of the staff position awards is funded based on achievement of the Company’s operating income goal, which further ties the annual cash incentive to Company performance. As a result, the failure to achieve the Company’s operating goal would limit the ultimate amount of the award linked to the individual performance goals. The 2006 individual performance goals for our principal financial officer and the general counsel are specific, measurable, achievable with significant effort and, if achieved, provide benefit to the Company. The Compensation Committee, with input from the principal executive officer, approved the annual cash inventive as shown at page 32, including the component based on the principal financial officer’s and general counsel’s achievement of their respective 2006 performance goals.

Discretionary Adjustments — To recognize individual performance, the Compensation Committee also may increase or decrease a named executive officer’s MIP award, with input from the principal executive officer (other than as to his own award), based on the individual performance of the named executive officer. This is done to recognize either inferior or superior individual performance in cases where this performance is not fully represented by the performance measures. Such discretionary increases were made in the cases of Messrs. Miller and Snedeker. In the case of Mr. Miller, the discretionary increase brought him to the maximum MIP award payout to recognize his superior performance in driving the outstanding results in one of his businesses. In the case of Mr. Snedeker, the discretionary increase brought him to the maximum MIP award payout to reflect the MIP award he would have received if based on the results of only those businesses he managed for the entire year.

26      PROXY STATEMENT 2007

Under the MIP, the Compensation Committee may also make adjustments to our overall corporate and business unit performance results. These adjustments may exclude all or a portion of both the positive or negative effect of external events that are outside the control of our executives, such as natural disasters, litigation, or regulatory changes in accounting or taxation standards. These adjustments may also exclude all or a portion of both the positive or negative effect of unusual or significant events that are within the control of our executives but that are undertaken with an expectation of improving the long-term financial performance of our Company, such as restructurings, acquisitions, or divestitures. If such adjustments are made, the basis of MIP performance results may differ from the numbers reported in our financial statements. For example, in 2005 we adjusted our overall corporate results for the impact of Statement of Financial Accounting Standard No. 123 (Revised 2004), Share-Based Payment (SFAS 123R), the new accounting standard for expensing stock options, by $0.10 per share and the impact of the American Jobs Creation Act by $0.01 per share, so that the full year diluted earnings per share before such adjustments was $1.34 per share and after such adjustments was $1.23 per share, as reported in our 2005 Annual Report. This was done to neutralize the impact of a new accounting standard and to take advantage of new legislation enacted after our performance goals were established so that performance against the goals was measured and rewarded on a consistent basis. For 2006, the Compensation Committee made no adjustments to our corporate diluted earnings per share results.

The Compensation Committee reviews and approves all adjustments to our overall corporate and our business unit performance results.

Actual Award Payments — Based on our performance in 2006, award payments made in early 2007 to our named executive officers for 2006 performance ranged from 141% to the maximum 200% of the target.

Our Analysis — For the last completed fiscal year, target award opportunities accounted for approximately 17% of total compensation on average for the named executive officers, which is consistent with our competitive market. Actual award payments for the named executive officers, including the principal executive officer and excluding Mr. Iannuzzi, averaged 197% of target award opportunities, which is consistent with our Company’s performance, measured by diluted earnings per share, relative to our internal operating plans, measured by revenue and operating income, and our external comparisons to large companies generally.

LONG-TERM EQUITY INCENTIVES

In General — We provide the opportunity for our named executive officers and other executives to earn a market competitive long-term equity incentive award. We provide this opportunity to attract and retain high caliber talent for the position, to recognize that similar long-term equity incentives are almost universally provided at other companies that we compete with for talent, and to motivate executives to make decisions that focus on long-term growth and thus increase stockholder value. When our executives deliver sustained returns to our stockholders, stock options permit an increase in their own compensation. However, unless our stock price increases after the grants are made, the stock options deliver no value to the option holders.  We review long-term equity incentives for our named executive officers and other executives annually at our regularly scheduled meeting in December.

PROXY STATEMENT 2007      27

Stock Options — For 2006, our long-term equity incentive program consisted of an annual grant of standard stock options and the selective use of restricted stock. Our stock option program is based on pre-established grant guidelines that are calibrated to our competitive market every year. Actual grants may be above or below our guidelines based on our assessment of individual performance and future potential. Our stock options are granted on the same date as our Compensation Committee approval date, and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes potential same day stock volatility. We do not have a program, plan, or practice to time stock option grants to executives in coordination with the release of material non-public information. Generally, our stock options have a ten-year contractual exercise term and vest (or will be exercisable) over three years, on a cumulative basis, as to one third of the option shares on the first and second anniversaries of the date of grant and as to the remaining option shares on the third anniversary.  Please see footnote (1) to the Grants of Plan Based Awards For 2006 table for a description of certain post-termination and change-in-control provisions. If a change-in-control occurs, options that are outstanding for at least six months from the date of grant become immediately exercisable in full.

Restricted Stock — From time-to-time, we may make special grants of restricted stock to our named executive officers and other executives in connection with promotions and recruitment, and for general retention purposes.

During 2006, we made no special grants of restricted stock to our named executive officers because no event occurred that suggested a need.

Our Analysis — For the last completed fiscal year, long-term equity incentives accounted for approximately 70% of total compensation for the principal executive officer and 54% average for the other named executive officers, excluding Mr. Iannuzzi, which is consistent with our competitive market with the exception of the principal executive officer who received proportionally more of his total compensation in long-term incentives. Actual grants to the named executive officers, including the principal executive officer, and excluding Mr. Iannuzzi, averaged 105% of our guideline amounts. Our normal annual practice of granting equity incentives entirely in the form of stock options is different than our competitive market, where other forms of long-term equity and cash compensation are typically awarded in addition to, or in lieu of, stock options. Our selective use of restricted stock as a retention incentive is consistent with our competitive market. We believe that our overall long-term equity compensation share usage, potential dilution, and compensation cost are within a reasonable range of our competitive market as to our named executive officers and also our other employees. We continue to emphasize stock options in our long-term equity incentive program because we believe (1) stock options properly align management’s interests and goals with the stockholders’ interests and goals, and (2) stock options focus management on sustainable long-term growth.

28      PROXY STATEMENT 2007

EXECUTIVE BENEFITS AND PERQUISITES

In General — We provide the opportunity for our named executive officers and other executives to receive a market competitive executive benefits and perquisites program. We provide this opportunity to attract and retain high caliber talent for the position, to recognize that similar executive benefits and perquisites are commonly provided at other companies that we compete with for talent, and to help maximize the time key executives are able to spend on our business. We review our executive benefits and perquisites program periodically to ensure it remains fair to our executives and supportable to our stockholders. For the last completed and current fiscal years, we provided the following executive benefits and perquisites to our named executives officers:

Executive Benefit	Description
Physical Examination	• Annual reimbursement
Mirror Savings and Pension Plan

•         Nonqualified ERISA excess benefit plans intended to restore benefits limited by law under the tax-qualified savings and pension plans

•         Executives may also elect to defer up to 25% of base salary and annual bonus, subject to the same investment alternatives and returns as under the tax-qualified savings plan

Supplemental Executive Retirement Plan	• Maximum annual benefit of 60% of highest five consecutive years of base salary and annual bonus (offset by other qualified and nonqualified pension benefits) • Provides past service credit
Post-Retirement Death Benefit	• Two times final average pay
Executive Life, Accidental Death and Dismemberment and Business Travel Accident Insurance	• Each are three times annual compensation for the preceding year
Long-Term Disability Insurance	• 60% of compensation, less the amount of the qualified benefit
Company Automobile	• Full reimbursement to principal executive officer • $39,800 purchase price or $790 monthly lease rate for other named executive officers
Financial Counseling	• 5% of base salary for principal executive officer • 3% of base salary for other named executive officers
Club Memberships	• Limited to principal executive officer
Private Aircraft Usage	• Limited to principal executive officer (not used in 2006)
Spousal Travel	• Only when related to a business purpose
Relocation Expense	• Includes home sale assistance, transportation of household goods, temporary living costs, travel to new location, home finding costs, closing costs on home purchase and expense allowance

European Executive Benefits and Perquisites — Luciano Iannuzzi, our former Executive Vice President — Europe, Africa and Middle East, headquartered in Europe, received benefits under a separate program. Mr. Iannuzzi’s benefits are generally mandated by an Italian collective bargaining agreement specific to senior executives (dirigenti) of industrial companies in Italy. These benefits include health insurance, life and accident insurance and participation in a retirement plan administered by an Italian employer association and designated representatives of the dirigenti. The retirement plan requires annual contributions of approximately 4% of compensation, up to the specified compensation limit, by both the employer and employee. Mr. Iannuzzi is also covered by a supplemental health insurance plan which is available to all Ecolab executives in Italy. During 2006, Mr. Iannuzzi worked on foreign assignment in Germany and was entitled to specific expatriate assignment benefits including tax equalization (using Italy as the home country), a cost of living allowance, automobile, tax return preparation and the payment of relocation expenses.

Our Analysis — Executive benefits and perquisites account for a nominal amount of total compensation for the named executive officers, which is consistent with our competitive market.

PROXY STATEMENT 2007      29

EXECUTIVE CHANGE-IN-CONTROL POLICY

In General — We provide the opportunity for our named executive officers to be protected under a market competitive change-in-control policy. We provide this opportunity to attract and retain high caliber talent for the position, to recognize that similar change-in-control protections are commonly provided at other companies that we compete with for talent, and to ensure the impartiality and objectivity of our named executive officers in event of a change-in-control situation so that our stockholder interests are protected. We review this change-in-control protection periodically to ensure it remains fair to our executives and supportable to our stockholders. For the last completed and current fiscal years, our change-in-control policy for the named executive officers is summarized at page 34.

Our Analysis — Our analysis indicates that our change-in-control policy is consistent with the design provisions and benefit levels of other companies disclosing such protections, as reported in public SEC filings and as periodically published in various surveys and research reports.

STOCK RETENTION AND OWNERSHIP GUIDELINES

In General — We have in place stock retention and ownership guidelines to encourage our named executive officers and other executives to accumulate a significant ownership stake so they are vested in maximizing long-term stockholder returns. Our guidelines suggest that the principal executive officer own company stock with a market value of at least five times current base salary and that other corporate officers own company stock with a market value of at least three times current base salary. Until the stock ownership guideline is met, the corporate officer is expected to retain 100% of all after-tax profit shares from stock option exercises. For purposes of complying with our guidelines, stock is considered owned if held within a 401(k) and is not considered owned if subject to an unexercised stock option. Our named executive officers and other officers may not pledge owned shares as security or enter into any risk hedging arrangements.

Our Analysis — Our analysis indicates that our stock ownership guidelines are consistent with the design provisions of other companies disclosing such guidelines, as reported in public SEC filings and as periodically published in various surveys and research reports. Our analysis further indicates that our named executive officers are in compliance with our guidelines by either having achieved the ownership guideline or, if the guideline is not yet achieved, by retaining 100% of all after-tax profit shares from any stock option exercises.

30      PROXY STATEMENT 2007

TOTAL COMPENSATION MIX

In General — The table below illustrates how total compensation for our named executive officers for 2006 was allocated between performance and non-performance based components, how performance based compensation is allocated between annual and long-term components and how total compensation is allocated between cash and equity components:

Total Compensation Mix (base salary, target annual incentives, and long-term equity incentives valued in total at grant)
	Percent of Total Compensation that is:		Percent of Performance Based Total Compensation that is:		Percent of Total Compensation that is:
Name	Performance Based(1)	Not Performance Based(2)	Annual(3)	Long-Term(4)	Cash Based(5)	Equity Based(6)
Douglas M. Baker, Jr.	86%	14%	18%	82%	30%	70%
Steven L. Fritze	75%	25%	20%	80%	40%	60%
Lawrence T. Bell	67%	33%	27%	73%	51%	49%
James A. Miller	72%	28%	23%	77%	44%	56%
C. William Snedeker	68%	32%	26%	74%	50%	50%
Luciano Iannuzzi	62%	38%	31%	69%	57%	43%

(1)       Target annual incentives plus long-term equity incentives divided by total compensation

(2)      Base salary divided by total compensation

(3)      Target annual incentives divided by target annual incentives plus long-term equity incentives

(4)      Long-term equity incentives divided by target annual incentives plus long-term equity incentives

(5)      Base salary plus target annual incentives divided by total compensation

(6)      Long-term equity incentives divided by total compensation

Our Analysis — Our analysis indicates that total compensation mix for our named executive officers on average is generally consistent with the competitive market. The principal executive officer receives a high proportion of his total compensation allocated to performance based components than non-performance based components and more allocated to equity based compensation than cash based compensation compared to the competitive market.

PROXY STATEMENT 2007      31

SUMMARY COMPENSATION TABLE FOR 2006

The following table shows cash and non-cash compensation for the year ended December 31, 2006 for the persons serving as the Company’s “Principal Executive Officer” and “Principal Financial Officer” during the year ended December 31, 2006 and for the next three most highly-compensated executive officers who were serving in those capacities at December 31, 2006. In addition, the table includes Mr. Iannuzzi, who would have been one of the next three most highly compensated executive officers but for the fact that he was not an executive officer at December 31, 2006.

								Change
Name and Principal Position	Year	Salary(1) ($)	Bonus(1,2) ($)	Stock Awards ($)	Option Awards(3) ($)		Non- Equity Incentive Plan Compen- sation(1,4) ($)	in Pension Value and Non- qualified Deferred Compen- sation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Douglas M. Baker, Jr	2006	$800,000	0	0	$3,142,043		$1,760,000	$659,082	$197,268	$6,558,393
Chairman of the Board, President and Chief Executive Officer (principal executive officer)
Steven L. Fritze	2006	$420,000	0	0	$845,067		$504,000	$371,556	$72,713	$2,213,336
Executive Vice President and Chief Financial Officer (principal financial officer)
Lawrence T. Bell	2006	$342,000	0	0	$841,839	(7)	$376,200	$336,384	$84,508	$1,980,931
Senior Vice President, General Counsel and Secretary
James A. Miller	2006	$350,000	$8,800	0	$522,882		$411,200	$208,845	$93,259	$1,594,986
Executive Vice President — Institutional Sector
C. William Snedeker	2006	$320,000	$117,000	0	$582,021	(7)	$206,700	$442,422	$86,625	$1,754,768
Executive Vice President — Global Services Sector
Luciano Iannuzzi(8)	2006	$388,471	0	0	$434,578		$272,926	0	$2,805,163	$3,901,138
Former Executive Vice President, Europe, Middle East and Africa

(1)                     Includes amounts deferred under Section 401(k) of the Internal Revenue Code, pursuant to the Company’s Savings Plan and ESOP, amounts deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives and any salary reductions per Section 125 or Section 132(f)(4) of the Internal Revenue Code.

(2)                   Represents discretionary awards made in respect of 2006 as described at page 26.

(3)                   Represents the dollar amount of stock options recognized for financial statement reporting purposes with respect to 2006 in accordance with SFAS 123R but with no discount for estimated forfeitures. The value of grants issued after October 1, 2005 have been determined by application of the lattice (binomial)-pricing model. Prior to October 1, 2005 The Black-Scholes option-pricing model was used. The respective option grant dates reflected in the table are: Mr. Baker, December 11, 2003, December 9, 2004, December 7, 2005, October 24, 2006 and December 6, 2006;  Mr. Fritze, December 11, 2003, December 9, 2004, December 7, 2005 and December 6, 2006; Mr. Bell, December 11, 2003, December 9, 2004, December 7, 2005 and December 6, 2006; Mr. Miller, December 11, 2003, December 9, 2004, December 7, 2005 and December 6, 2006; Mr. Snedeker, December 11, 2003, December 9, 2004, December 7, 2005 and December 6, 2006; and Mr. Iannuzzi, December 11, 2003, December 9, 2004, December 7, 2005. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options is summarized in the table below:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield
December 11, 2003	3.50%	6.00	26.76%	1.17%
December 9, 2004	3.74%	6.00	25.24%	1.01%
December 7, 2005	4.45%	5.98	24.18%	1.17%
October 24, 2006	5.04%	2.37	25.26%	0.92%
December 6, 2006	4.44%	5.99	24.44%	1.02%

(4)                  Represents the annual cash incentive awards earned and paid in respect of 2006 under the Company’s Management Incentive Plan (“MIP”) and, if applicable, the Company’s Management Performance Incentive Plan (“MPIP”). The MIP and MPIP are discussed in the

32      PROXY STATEMENT 2007

Compensation Discussion and Analysis at page 25 and as part of the table entitled “Grants of Plan — Based Awards For 2006” at page 34.

(5)                   Represents the change in the actuarial present value of the executive officer’s accumulated benefit under the Company’s defined benefit plans as of December 31, 2006 over such amount as of December 31, 2005. The Company’s defined benefit plans include the Pension Plan, the Mirror Pension Plan and the Supplemental Executive Retirement Plan which are discussed at page 37 as part of the table entitled Pension Benefits For 2006. There are no “above market” earnings under the Company’s non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives because all earnings under that plan are calculated at the same rate as earnings on externally managed investments available to participants of the Company’s broad-based tax qualified deferred compensation plan. Mr. Iannuzzi does not participate in any Company defined benefit plan.

(6)                   Amounts reported as All Other Compensation include:

(a)               Payment by the Company of certain perquisites, including costs relating to the following: (i) a company automobile for each of the named executive officers; (ii) executive physical examinations in the case of Messrs. Baker, Fritze and Bell; (iii) financial planning in the case of Messrs. Baker ($26,000 reimbursed in 2006), Bell, Miller and Snedeker; (iv) moving expenses and relocation allowances in the case of Mr. Snedeker ($36,713 and $55,558, respectively reimbursed in 2006); (v) spousal travel in the case of each of the named executive officers; (vi) cost of living allowance and expenses for home leave, housing and utilities, property management fees and tax preparation fees relating to a foreign assignment in the case of Mr. Snedeker; (vii) payment of a contest trip award in the case of Mr. Snedeker; and (viii) club membership in the case of Mr. Baker.

(b)               Payment by the Company of life insurance premiums in 2006 for each of the named executive officers in the following amounts:  Mr. Baker, $18,017; Mr. Fritze, $18,213; Mr. Bell, $26,862; Mr. Miller, $25,607; and Mr. Snedeker, $30,379.

(c)               Payment by the Company of tax gross-ups in connection with certain perquisites for each of the named executive officers, including, in the case of Mr. Baker, $10,679, and, in the case of Mr. Snedeker, $123,584 for tax equalization and other gross — ups in connection with a foreign assignment.

(d)               Payment of matching contributions made by the Company for 2006 as follows:  (i) maximum matching contributions of $8,800 to each of the named executive officers made by the Company under the Company’s tax-qualified defined contribution 401(k) Savings Plan and ESOP available generally to all employees; and (ii) matching contributions made or to be made by the Company on base salary and annual cash incentive award earned in respect of 2006 that the executive deferred under a non-qualified mirror 401(k) deferred compensation plan maintained by the Company for a select group of executives, in the following amounts:  Mr. Baker, $93,600; Mr. Fritze, $28,160; Mr. Bell, $19,928; Mr. Miller, $22,000; and Mr. Snedeker, $16,948.

(e)               The Company maintains a self-funded, supplemental long-term disability benefit plan for a select group of executives. No specific allocation of cost is made to any named executive officer prior to the occurrence of a disability.

(f)                 In 2006, Mr. Iannuzzi was on assignment in Germany. Mr. Iannuzzi received tax equalization benefits of $1,345,647, most of which relates to the payment of German income tax on the exercises of stock options while on assignment. He also received (i) $52,294 in expatriate housing benefits, (ii) $12,381 in relocation benefits, (iii) $37,130 in other expatriate assignment benefits, (iv) $2,460 in company-provided insurance benefits, and (iv) $45,005 in benefits required by the applicable Italian collective agreement for local executives.

Mr. Iannuzzi entered into a termination agreement on November 7, 2006 which provided for his relocation back to Italy and certain specified severance benefits valued at $1,517,341. These benefits include a one-time severance indemnity of $627,530, continued salary through January 31, 2007(his effective termination date) of $27,748 and a non-competition payment of $149,412 payable in 12 bi-monthly installments beginning in July 2007. In addition, Mr. Iannuzzi will receive a prorated 2007 incentive bonus of $32,373 and a payout of unused vacation. Mr. Iannuzzi will be entitled to receive a severance indemnity required under Italian employment law in the amount of $236,014. The termination agreement provides that Mr. Iannuzzi will be eligible for continuing tax equalization on amounts that are subject to German income tax during 2007, including his 2006 MIP cash incentive award. Such tax equalization payments are expected to amount to $218,023 (which amount has been included as a part of his All Other Compensation).

(7)                Consistent with SFAS 123R, the dollar amount shown is the amount expensed in 2006 for option awards to the named executive officers. As applied to all named executive officers, except Messrs. Bell and Snedeker, SFAS 123R requires that the dollar amount of the option award reflect the 36-month vesting period. Because Messrs. Bell and Snedeker are retirement eligible, the full grant date value of this award is expensed at the time of grant (versus approximately one-third of the value in the case of the other named executive officers) resulting in the amount of his option awards appearing relatively higher than if his award was expensed in the same manner as the other named executive officers.

(8)               Mr. Iannuzzi’s compensation is denominated in euros and has been converted into U.S. dollars at the exchange rate of one euro to 1.2451 dollars, the same exchange rate used for the Company’s financial reporting.

PROXY STATEMENT 2007      33

GRANTS OF PLAN-BASED AWARDS FOR 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price of stock on Grant	Grant date fair value of stock and
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)	or Units (#)	Options(1) (#)	Awards(2) ($/Sh)	Date ($/Sh)	option awards(3)

Douglas M. Baker, Jr. (PEO)
MPIP(5)	02/25/06	$352,000	$880,000	$1,760,000	0	0	0	0	0	0		0	0
1997 Stock Incentive Plan(4)	10/24/06	0	0	0	0	0	0	0	54,625	$44.81	(4)	$44.86	$474,145	(4)
2005 Stock Incentive Plan	12/06/06	0	0	0	0	0	0	0	293,100	$45.24		$45.31	$3,842,541
Steven L. Fritze (PFO)
MIP(5)	02/25/06	$100,800	$252,000	$504,000	0	0	0	0	0	0		0	0
2005 Stock Incentive Plan	12/06/06	0	0	0	0	0	0	0	73,300	$45.24		$45.31	$960,963
Lawrence T. Bell
MIP(5)	02/25/06	$75,300	$188,100	$376,200	0	0	0	0	0	0		0	0
2005 Stock Incentive Plan	12/06/06	0	0	0	0	0	0	0	36,600	$45.24		$45.31	$479,826
James A. Miller
MIP(5)	02/25/06	$84,000	$210,000	$420,000	0	0	0	0	0	0		0	0
2005 Stock Incentive Plan	12/06/06	0	0	0	0	0	0	0	51,300	$45.24		$45.31	$672,543
C. William Snedeker
MIP(5)	02/25/06	$70,400	$176,000	$352,000	0	0	0	0	0	0		0	0
2005 Stock Incentive Plan	12/06/06	0	0	0	0	0	0	0	27,500	$45.24		$45.31	$360,525
Luciano Iannuzzi
MIP	02/25/06	$77,694	$194,236	$388,471	0	0	0	0	0	0		0	0
2005 Stock Incentive Plan	—	0	0	0	0	0	0	0	0	0		0	0

(1)         Options granted in 2006 have a ten-year contractual exercise term and vest (or will be exercisable) over three years, on a cumulative basis, as to one third of the option shares on the first and second anniversaries of the date of grant and as to the remaining option shares on the third anniversary. Stock options become immediately exercisable in full upon the holder’s retirement under the Company’s Pension Plan or upon a change-in-control of the Company. The options may be transferred to defined family members or legal entities established for their benefit.

For the purpose of options granted in 2006, a change-in-control of the Company occurs if:

•     a person or group acquires 25% or more of the Company’s outstanding voting power. However, if the acquisition was approved by the Board of Directors, then a change-in-control occurs at 34% ownership. If the acquiring person, prior to becoming a 25% shareholder, has entered into (and is in compliance with) a shareholder agreement which imposes limits on the person’s maximum Company shareholdings, then a change-in-control occurs only upon acquisition of 50% of the Company’s voting power;

•     during any 36 consecutive month period, individuals who constitute the Board on the first day of the period or any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election relating to the election of directors) whose election or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the first day of such period (or whose election or nomination were previously so approved) shall cease for any reason to constitute at least a majority of the Board of Directors;

•     the Company engages in a merger or consolidation, other than a merger or consolidation in which the Company’s voting securities immediately prior to the transaction continue to represent over 50% of the voting power of the Company or the surviving entity immediately after the transaction and in which no person or group acquires 50% or more of the voting power of the Company or surviving entity; and

•     the Company’s stockholders approve a plan of complete liquidation or the Company sells all or substantially all of the Company’s assets, other than to an entity with more than 50% of its voting power owned by the Company’s stockholders in substantially the same proportion as their ownership of the Company immediately prior to the sale.

(2)        Our stock options are granted on the same date as our Compensation Committee approval date, and have an exercise price which is the average of the high and low market price on the date of grant. We believe that the use of the average of the high and low market price on the date of the grant removes potential same day stock volatility.

(3)        Represents the full grant date fair value of each equity award, computed in accordance with SFAS 123R. The value has been determined by application of the lattice (binomial)-pricing model, based upon the terms of the option grant and Ecolab’s stock price performance history as of the date of the grant. Key assumptions include: risk-free rate of return, expected life of the option, expected stock price volatility and expected dividend yield. The specific assumptions used in the valuation of these options is summarized in the table below:

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield
10/24/2006	5.04%	2.37	25.26%	0.92%
12/06/2006	4.44%	5.99	24.44%	1.02%

(4)        During 2006, Mr. Baker received reload options for 54,625 shares. The issuance of these reload options was not a new discretionary grant by the Company. Rather, the issuance results from rights that were granted to Mr. Baker on August 18, 2000, December 7, 2000 and December 6, 2001 as part of the initial option grants made to recipients under the Company’s 1997 Stock Incentive Plan. The respective reload options expire on the expiration date of the initial grant. The reload feature was eliminated for grants subsequent to 2002.

(5)        The Company maintains annual cash incentive programs for executives referred to as the Management Incentive Plan or MIP and Management Performance Incentive Plan or MPIP, which are discussed in the Compensation Discussion and Analysis at page 25. The Company’s stockholders approved the current version of the MPIP in 2004, an annual incentive plan under which awards should qualify as performance based under Internal Revenue Code Section 162(m). As required under the terms of the MPIP, the Compensation Committee of the Board (“Committee”) selected Mr. Baker to participate in the MPIP for 2006, established the 2006 performance goal based upon the performance criteria of diluted earnings per share (“EPS”), and EPS performance target of a designated earnings per share, and a cash award of 300% of Mr. Baker’s base salary ($2,400,000) for 2006 to the extent the goal is achieved. The award is subject to and interpreted in accordance with the terms and conditions of the MPIP and no amount will be paid under the MPIP unless and until the Committee has determined the extent to which the performance goal has been met and the corresponding amount of the award earned by the participant. The MPIP permits the Committee to exercise downward discretion so as to pay an amount which is less than the amount of the award earned by the participant. In applying this downward discretion, the Committee considers underlying operable metrics communicated to the participant at the beginning of 2006, which in the case of Mr. Baker are noted in the MPIP row of the above table. Messrs. Fritze, Bell, Miller and Snedeker participated in the MIP in 2006. Actual payouts to each of the named executive officers with respect to 2006 are included under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table at page 32.

34      PROXY STATEMENT 2007

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2006

	Option Awards									Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas M. Baker, Jr.	12,000		0		0	$19.921875		08/13/09		0	0	0	0
(PEO)	78,000		0		0	$18.960000		12/06/11		0	0	0	0
	220,000		0		0	$24.340000		12/05/12		0	0	0	0
	220,000		0		0	$27.390000		12/11/13		0	0	0	0
	209,333		104,667		0	$34.500000		12/09/14		0	0	0	0
	101,000		202,000		0	$34.075000		12/07/15		0	0	0	0
	23,499		0		0	$35.515000		08/18/10		0	0	0	0
	5,487	(2)	0		0	$44.810000	(2)	08/18/10	(2)	0	0	0	0
	27,717	(2)	0		0	$44.810000	(2)	12/07/10	(2)	0	0	0	0
	21,421	(2)	0		0	$44.810000	(2)	12/06/11	(2)	0	0	0	0
	0		293,100		0	$45.240000		12/06/16		0	0	0	0
Steven L. Fritze	33,000		0		0	$19.265625		08/18/10		0	0	0	0
(PFO)	32,000		0		0	$18.960000		12/06/11		0	0	0	0
	20,000		0		0	$22.652500		05/10/12		0	0	0	0
	120,000		0		0	$24.340000		12/05/12		0	0	0	0
	100,000		0		0	$27.390000		12/11/13		0	0	0	0
	58,800		29,400		0	$34.500000		12/09/14		0	0	0	0
	27,733		55,467		0	$34.075000		12/07/15		0	0	0	0
	0		73,300		0	$45.240000		12/06/16		0	0	0	0
Lawrence T. Bell	49,809		0		0	$32.675000		08/18/10		0	0	0	0
	45,568		0		0	$32.675000		12/06/11		0	0	0	0
	20,000		0		0	$18.960000		12/06/11		0	0	0	0
	40,000		0		0	$22.367500		02/22/12		0	0	0	0
	77,000		0		0	$24.340000		12/05/12		0	0	0	0
	70,000		0		0	$27.390000		12/11/13		0	0	0	0
	36,066		18,034		0	$34.500000		12/09/14		0	0	0	0
	16,800		33,600		0	$34.075000		12/07/15		0	0	0	0
	0		36,600		0	$45.240000		12/06/16		0	0	0	0
James A. Miller	40,000		0		0	$18.960000		12/06/11		0	0	0	0
	70,000		0		0	$24.340000		12/05/12		0	0	0	0
	65,000		0		0	$27.390000		12/11/13		0	0	0	0
	36,066		18,034		0	$34.500000		12/09/14		0	0	0	0
	16,800		33,600		0	$34.075000		12/07/15		0	0	0	0
	0		51,300		0	$45.240000		12/06/16		0	0	0	0
C. William Snedeker	40,000		0		0	$24.340000		12/05/12		0	0	0	0
	40,000		0		0	$27.390000		12/11/13		0	0	0	0
	23,466		11,734		0	$34.500000		12/09/14		0	0	0	0
	10,933		21,867		0	$34.075000		12/07/15		0	0	0	0
	0		27,500		0	$45.240000		12/06/16		0	0	0	0
Luciano Iannuzzi	0		18,034	(3)	0	$34.500000		12/09/14	(3)	0	0	0	0
	0		26,934	(3)	0	$34.075000		12/07/15	(3)	0	0	0	0

(1)                     Our stock options have a ten-year contractual exercise term and vest ratably on the first three anniversaries of the date of grant, subject to the following post-termination and change-in-control provisions:

Event	Effect on Award Vesting	Effect on Exercise Term*
Retirement	Accelerated **	5 Years
Death or Disability	Accelerated	5 Years / 1 Year ***
Termination for Cause	Forfeit Unvested	Expire
Other Termination	Forfeit Unvested	3 Months
Change-in-control	Accelerated **	3 Months

*                      Or remainder of original contractual term, if shorter.

**                 For options held at least six months.

***            Options granted prior to December 7, 2005 and reloads thereon remain exercisable for five years. Options granted on or after such date remain exercisable for one year.

PROXY STATEMENT 2007      35

The vesting dates of the respective stock options held at December 31, 2006 that were unexercisable are summarized in the table below:

Name	Option Grant Date	Securities vesting December 2007	Securities vesting December 2008	Securities vesting December 2009	Option Expiration Date
Douglas M. Baker, Jr.	12/09/04	104,667	0	0	12/09/14
	12/07/05	101,000	101,000	0	12/07/15
	12/06/06	97,700	97,700	97,700	12/06/16
Steven L. Fritze	12/09/04	29,400	0	0	12/09/14
	12/07/05	27,733	27,734	0	12/07/15
	12/06/06	24,433	24,433	24,434	12/06/16
Lawrence T. Bell	12/09/04	18,034	0	0	12/09/14
	12/07/05	16,800	16,800	0	12/07/15
	12/06/06	12,200	12,200	12,200	12/06/16
James A. Miller	12/09/04	18,034	0	0	12/09/14
	12/07/05	16,800	16,800	0	12/07/15
	12/06/06	17,100	17,100	17,100	12/06/16
C. William Snedeker	12/09/04	11,734	0	0	12/09/14
	12/07/05	10,933	10,934	0	12/07/15
	12/06/06	9,166	9,167	9,167	12/06/16
Luciano Iannuzzi	12/09/04	—	—	—	—
	12/07/05	—	—	—	—

(2)                   During 2006, Mr. Baker received reload options for 54,625 shares. The issuance of these reload options was not a new discretionary grant by the Company. Rather, the issuance results from rights that were granted to Mr. Baker on August 18, 2000, December 7, 2000 and December 6, 2001 as part of the initial option grants made to recipients under the Company’s 1997 Stock Incentive Plan. The respective reload options expire on the expiration date of the initial grant. The reload feature was eliminated for grants subsequent to 2002.

(3)                   Mr. Iannuzzi forfeited his unvested options as of his termination date on January 31, 2007.

OPTION EXERCISES AND STOCK VESTED FOR 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas M. Baker, Jr. (PEO)	80,150	$1,995,887	0	0
Steven L. Fritze (PFO)	37,000	$1,031,659	0	0
Lawrence T. Bell	49,200	$1,402,794	0	0
James A. Miller	0	0	0	0
C. William Snedeker	17,000	$375,668	0	0
Luciano Iannuzzi	119,532	$1,885,412	0	0

The table above shows the aggregate dollar amount realized by the named executive officer upon exercise of one or more stock options during 2006. The dollar amount reported under column (c) represents the difference between the fair market value of our Common Stock on the exercise date and the exercise price of the option.

36      PROXY STATEMENT 2007

PENSION BENEFITS FOR 2006

Name(1)	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Douglas M. Baker, Jr. (PEO)	Pension Plan	17	$230,458	0
	Mirror Pension Plan	17	$1,310,591	0
	Supplemental Executive Retirement Plan	17	$480,237	0
Steven L. Fritze (PFO)	Pension Plan	26	$463,750	0
	Mirror Pension Plan	26	$1,014,054	0
	Supplemental Executive Retirement Plan	26	$421,128	0
Lawrence T. Bell	Pension Plan	27	$689,888	0
	Mirror Pension Plan	27	$1,196,491	0
	Supplemental Executive Retirement Plan	27	$528,482	0
James A. Miller	Pension Plan	10.5	$165,363	0
	Mirror Pension Plan	10.5	$235,138	0
	Supplemental Executive Retirement Plan	15.66	$186,336	0
C. William Snedeker	Pension Plan	29	$843,883	0
	Mirror Pension Plan	29	$1,213,085	0
	Supplemental Executive Retirement Plan	29	$559,029	0

(1)                  Mr. Iannuzzi does not participate in any Company defined benefit plan.

The Company maintains the following non-contributory defined benefit plans for its executives:  (i) a tax-qualified plan (Pension Plan); (ii) a non-qualified excess plan (Mirror Pension); and (iii) a supplemental executive retirement plan (SERP). The preceding table shows the actuarial present value of the accumulated benefit for each executive officer under the Pension Plan, the Mirror Pension and the SERP as of December 31, 2006, using the same assumptions as are used for financial reporting purposes under generally accepted accounting principles by the Company, except that retirement age is assumed to be age 62, the earliest retirement age at which a participant may retire under the plans without any benefit reduction due to age. The current accrued benefit is allocated between the tax-qualified Pension Plan and the related supplemental non-qualified plans based on the Internal Revenue Code limitations applicable to tax-qualified plans as of December 31, 2006. The present value is determined by using a discount rate of 5.57% for 2005 and 5.79% for 2006 and assuming that the executive officer (i) terminated employment on December 31, 2006 with vested benefits and (ii) commenced a retirement benefit at age 62 as a single life annuity or lump sum, if available. Pension annuities were converted to lump sums, where available, using an interest rate factor of 5.58% for 2005 and 5.91% for 2006 and the mortality rates prescribed by the IRS for pension lump sum calculations. The present value of the pension single life annuity assumed mortality rates from the RP 2000 Combined Healthy table.

The Pension Plan is a tax-qualified defined benefit plan covering most U.S. employees of the Company and its U.S. affiliates. It is intended to provide long-service employees a foundation for retirement benefits in the form of regular income. Participants hired prior to January 1, 2003, including each of the named executive officers, earn monthly pension benefits under the following formula (“traditional formula”): 1/12 of the sum of (a) years of credited service times 1% of “final average compensation” plus (b) years of credited service (not exceeding 35) times 0.45% of “final average compensation” minus “covered compensation.” “Final average compensation” is the average of the participant’s annual compensation for the five consecutive calendar years that produce the highest average, counting the participant’s base salary and annual cash incentive compensation for a plan year, excluding any long-term and non-cash incentive bonuses and amounts above the IRS compensation limits for qualified plans. “Covered compensation” is the average amount determined by the IRS to have been subject to Social Security taxes over the participant’s working life.

PROXY STATEMENT 2007      37

Participants hired after 2002 accrue an account credit at the end of each year equal to a fixed percentage of the participant’s compensation for that year plus an interest credit applied to the participant’s account balance on the first day of that year (“cash balance formula”). Compensation used in determining the credits is the participant’s base salary and annual cash incentive compensation for a plan year, excluding any long-term and non-cash incentive bonuses and amounts above the IRS limits for qualified plans.

Participants become entitled to a non-forfeitable (“vested”) right to their Pension Plan benefit upon completing five years of continuous service with the Company. Normal retirement date is the date on which the participant attains age 65 and has completed at least five years of continuous service. Traditional formula participants who have terminated employment with the Company may begin to receive benefit payments as early as age 55, reducing the benefit by 1/280 for each month by which payment begins before age 62. Unreduced benefits may begin after age 62. The normal form of benefit is a single life only annuity for participants who are not married and a joint and 50% survivor annuity for married participants. Subject to a spousal consent requirement for married participants, participants may select an actuarially equivalent benefit in one of the following forms:  single life only annuity; joint and 100% survivor annuity (married participants only); life and five-year certain annuity; and life and ten-year certain annuity.

If a participant dies after benefit commencement, payments to a beneficiary, if any, are made according to the payment option selected by the participant. If a participant with a vested traditional formula benefit dies before benefit payments commence, the participant’s beneficiary is entitled to a death benefit. If the beneficiary is the participant’s surviving spouse, the benefit is a life annuity beginning after the participant would have attained age 55. Other beneficiaries receive a five or ten-year annuity benefit.

The Mirror Pension is a non-qualified plan intended to restore benefits under the tax-qualified Pension Plan for those employees whose benefits are reduced by Internal Revenue Code limits. The Mirror Pension has generally the same terms as the Pension Plan except:  (i) compensation is determined without regard to the IRS limits for qualified plans; (ii) vesting is accelerated upon a change-in-control; (iii) benefits may be forfeited for certain serious misconduct; and (iv) the optional forms of benefits available to participants include a lump sum payment. The Company may cash out a participant’s benefit if its present value is not more than $25,000 after termination of employment.

The SERP is a non-qualified supplemental executive retirement plan intended to ensure a pension benefit that replaces a significant portion of the income of executives who are corporate officers of the Company. The maximum SERP benefit equals 2% of final average compensation times years of credited service (up to 30 years), reduced by the benefits payable under the Pension Plan and the Mirror Pension. A participant age 65 with 30 years of service would receive benefits from all three defined benefit plans equal to 60% of final average compensation. For executives hired by the Company after age 35 and therefore unable to earn the maximum benefit at age 65, the SERP provides an additional “past service benefit.”  The annual past service benefit equals 1% of the difference between final average compensation and annualized earnings at the time of joining the Company (“first year earnings”) multiplied by the difference between the executive’s age at date of hire and 35. Material terms of the SERP are similar to those of the Pension Plan except:  (i) compensation is determined without regard to the IRS limits for qualified plans; (ii) the SERP benefit vests upon attainment of age 55 and completion of ten-years of service or attainment of age 65; (iii) vesting is accelerated upon a change-in-control; (iv) benefits may be forfeited for certain serious misconduct; (v) participants hired after age 35 are credited with additional “past service credit” equal to one year for each year by which the executive’s age at date of hire

38      PROXY STATEMENT 2007

exceeded 35; (vi) the normal form of benefit is a 15-year certain monthly annuity commencing at age 65; and (vii) participants may elect to receive an actuarially equivalent benefit in any of the optional forms of payment available under the Pension Plan or in a lump sum. The Company may cash out a participant’s benefit if its present value is not more than $25,000 after termination of employment.

Mr. Miller was hired by the Company after age 35 and will benefit from the past service benefit and past service credits under the SERP. The SERP benefit in the above table includes a past service benefit of $80,353 and 5.16 years of past service credit for Mr. Miller.

Messrs. Bell and Snedeker are the only named executive officers who are currently eligible for early retirement under the Pension Plan, Mirror Pension and SERP.

The American Jobs Creation Act of 2004 (the “Act”) amended the Internal Revenue Code (the “Code”) by adding Section 409A, which applies to “amounts deferred” after December 31, 2004 under nonqualified deferred compensation plans. As a result, the Company temporarily froze the accrual of benefits under both its Mirror Pension and SERP as of December 31, 2004. The freeze allowed amounts deferred prior to January 1, 2005 to continue to be governed by the law in effect prior to the addition of Code Section 409A. The Internal Revenue Service issued proposed regulations and other guidance with respect to Code Section 409A in 2005 and 2006 and will issue additional guidance in 2007. The Mirror Pension and SERP will be amended to comply with the Act by the end of 2007. Because the Company intends to rescind the freeze once final IRS regulations have been issued, the benefit amounts reported for each named executive officer for these plans in the above table is based on the benefits that would have accrued through December 31, 2006 had the plans not been frozen.

The Company does not grant extra years of credited service under the Pension Plan or the Mirror Plan except as approved by its Board of Directors. Prior service credits have been approved by the Board in limited circumstances in connection with a business acquisition or merger, entry into plan participation by employees formerly participating in a union plan while employed with the Company and for employment with the Company before the Pension Plan was adopted in 1972. None of the executive officers has been granted extra years of service under these plans. The SERP grants extra years of credited service for executive officers hired by the Company after age 35. Mr. Miller has been granted extra years as noted above in the discussion of the SERP

NON-QUALIFIED DEFERRED COMPENSATION FOR 2006

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Douglas M. Baker, Jr. (PEO)	92,000	73,600	113,204	0	708,510
Steven L. Fritze (PFO)	186,250	21,000	63,016	0	1,372,924
Lawrence T. Bell	18,800	15,040	44,680	0	346,745
James A. Miller	20,000	16,000	33,455	0	212,173
C. William Snedeker	27,530	14,024	72,735	0	459,233

(1)                  Contributions credited in 2006 include deferrals and match on base salary earned in 2006 and annual cash incentive earned in respect of 2005. Amounts reported for executive contributions and included in the aggregate balance at year-end include the following amounts which were reported as salary in 2006 in the Summary Compensation Table at page 32 and which were deferred by each named executive officer: Mr. Baker, $29,000; Mr. Fritze, $105,000; Mr. Bell, $6,100; Mr. Miller, $6,500; and Mr. Snedeker, $5,000.

PROXY STATEMENT 2007      39

The Mirror Savings Plan is a non-qualified mirror 401(k) deferred compensation excess plan which enables executives to obtain benefits of a tax-deferred savings and investment program without regard to limits on compensation and benefits imposed by the Code on the Company’s tax-qualified deferred compensation plan. The plan is unfunded and does not protect the executive from insolvency of the Company.

Participants may defer up to 25% of base salary and annual cash incentive compensation for a calendar year. The Company credits a matching contribution equal to (i) 100% of the amount of the executive’s deferrals that do not exceed 3% of covered compensation plus (ii) 50% of the executive’s deferrals that exceed 3% but do not exceed 5% of the executive’s covered compensation. An account is maintained on the Company’s books in the name of each executive. The account is credited with phantom earnings at the same rate as earnings on externally managed investment funds available to participants of the Company’s tax-qualified deferred compensation plan. An executive is allowed to elect the investment fund or funds that will apply and may change the election at any time; provided that (i) an executive officer is not permitted to elect the Company stock fund, and (ii) effective January 1, 2006, the Company discontinued making its matching contributions to the Company stock fund. The earnings rate applicable to each such investment fund for 2006 is as follows:  Managed Income Fund, 4.11%; Fidelity Retirement Money Market Portfolio, 4.82%; Fidelity Government Income Fund, 3.53%; PIMCO Total Return Fund - Administrative Class, 3.74%; Fidelity Freedom Income Fund, 6.37%; Fidelity Freedom 2000 Fund, 6.76%; Fidelity Freedom 2005 Fund, 9.23%; Fidelity Freedom 2010 Fund, 9.46%; Fidelity Freedom 2015 Fund, 10.36%; Fidelity Freedom 2020 Fund, 11.61%; Fidelity Freedom 2025 Fund, 11.84%; Fidelity Freedom 2030 Fund, 12.90%; Fidelity Freedom 2035 Fund, 12.94%; Fidelity Freedom 2040 Fund, 13.49%; Fidelity Puritan® Fund, 14.78%; Spartan® U.S. Equity Index Fund, 15.72%; American Funds Washington Mutual Investors Fund  Class A, 18.04%; Harbor Capital Appreciation Fund, 2.33%; Spartan Extended Market Index Fund, 15.35%; TCW Value Added Fund, 18.21%; Vanguard Explorer Fund — Admiral Class, 9.88%; Dodge & Cox International Stock Fund, 28.01%; and Ecolab Stock Fund, 25.56%.

Participants, including the named executive officers, are always 100% vested in their deferred compensation account and are entitled to receive a distribution in cash upon termination, death or disability. The normal form of distribution is a single lump sum, but an executive may elect to receive the portion of the account attributable to contributions made before 2005 in the form of annual installments over a period not to exceed ten years. The portion of the executive’s account attributable to contributions made after 2004 may be distributed only in a lump sum. Deferrals may be withdrawn during employment only upon an unforeseeable emergency and are limited to the amount needed to satisfy such emergency. Company matching amounts are not available for such in-service withdrawal and are subject to forfeiture for certain serious misconduct.

Mr. Iannuzzi participates in a retirement plan administered by an Italian employer association and representatives of senior executives (dirigenti) of industrial companies in Italy. During 2006, $35,823 in contributions were made by the Company to the retirement plan on behalf of Mr. Iannuzzi.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Company maintains certain plans, policies and practices covering named executive officers that will require it to provide incremental compensation upon certain types of terminations, including termination due to a change-in-control of the Company.

40      PROXY STATEMENT 2007

Overview — The following discussion describes additional amounts that the Company would pay or provide to a named executive officer or his or her beneficiaries as a result of termination of employment in each of the following situations:  voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability and change-in-control of the Company.  For purposes of this discussion, estimated benefits are calculated as if the termination occurred on December 31, 2006 and that the value of a share of the Company’s stock on that day was $45.20, the closing price on December 29, 2006, the last trading day of 2006.

As permitted by SEC rules, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change-in-control. These payments and benefits are referred to hereafter in this discussion as “vested benefits” and include:

•                    benefits accrued under the Company’s tax-qualified Pension Plan and tax-qualified deferred compensation 401(k) plan in which all employees participate;

•                    benefits provided under a retiree health and death benefits program in which all employees participate;

•                    accrued vacation pay, health and life insurance plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•                    payment of earned annual cash incentive payable if employed through the end of the year described at page 25;

•                    benefits accrued under the Company’s non-qualified mirror 401(k) deferred compensation plan described in connection with the Non-Qualified Deferred Compensation table at page 39;

•                    benefits accrued that have become vested under the Company’s non-qualified Mirror Pension and Supplemental Executive Retirement Plan (“SERP”) described in connection with the Pension Benefits table at page 37;

•                    stock options that have vested and become exercisable as described at page 35; and

•                    shares of restricted stock that have vested as described at page 28.

Voluntary Resignation — The Company is not obligated to pay any amounts in addition to the named executive officer’s vested benefits in the event of a voluntary termination of employment, unless the executive’s age and years of service qualify for special provisions applicable for retirement under the plans described below.

•       Annual Cash Incentive - If termination is after age 55 and completion of at least five-years of service, the executive would receive payment of a portion of the annual cash incentive under the Company’s annual cash incentive program (Management Performance Incentive Plan or “MPIP” and Management Incentive Plan or “MIP”) which is described in the Compensation Discussion and Analysis at page 25 and as part of the table entitled “Grants of Plan — Based Awards in 2006” at page 34 earned for the year that is proportionate to the portion of the performance period under the Plan that was completed prior to the termination of employment. The earned annual cash incentive payable to such an eligible executive officer for termination on December 31, 2006 would be the full amount of the actual annual cash incentive earned as reported as Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 32.

PROXY STATEMENT 2007      41

•       Retiree Death Benefit - Elected corporate officers who terminate employment at or after (i) attaining age 55 and completing at least ten-years of service or (ii) attaining age 65 are covered by an executive retiree death benefit program. Under the program, the beneficiary of the retired executive is entitled to a death benefit equal to the lesser of (i) 200% of the executive’s average compensation for the five consecutive years of employment preceding retirement which yields the highest average compensation, or (ii) $750,000.

•       Options - If termination is after age 55 and completion of at least five years of service, the executive would be entitled to accelerated vesting for options held at least six months and extended, post-retirement exercise period of five years (or the remaining term of the options, if shorter).

Messrs. Bell and Snedeker are the only named executive officers who would have been entitled to such special retirement provisions as of December 31, 2006 as follows:  Mr. Bell, $376,200 annual cash incentive; $750,000 retiree death benefit coverage; and $566,764 accelerated options; Mr. Snedeker, $206,700 annual cash incentive; $750,000 retiree death benefit coverage; and $368,824 accelerated options.

Discharge for Cause — The Company is not obligated to pay any amounts in addition to the named executive officer’s vested benefits in the event of a termination of employment for cause. The executive’s right to exercise vested options expires upon discharge for cause. Cause under the Company’s stock incentive plans includes (a) deliberate injury or attempted injury related to the Company or any subsidiary, including dishonesty, fraud, misrepresentation, or embezzlement; (b) any unlawful or criminal activity of a serious nature; (c) any intentional and deliberate material breach of duty; or (d) material breach of any confidentiality or noncompete agreement.

An elected corporate officer with qualifying age and years of service would receive coverage under the retiree death benefit program described in the above section entitled “Voluntary Resignation.”

Death or Disability — In the event of a termination as a result of death or disability, the named executive officer or his or her beneficiaries would be entitled to the following benefits in addition to his or her vested benefits.

•       Executive Long Term Disability Benefits - An executive who becomes “disabled” will, following a 180-day elimination period, receive payments from the Company equal to 60% of his or her base salary and annual cash incentive, reduced by the benefit paid under the Company’s insured long-term disability plan available to all full time employees (which is limited to $10,000 per month). Total disability benefits are limited to $35,000 per month. An executive is “disabled” during the first 18 months if he or she cannot earn at least 80% of his or her pre-disability compensation at his or her own occupation. After 18 months, the executive is “disabled” if he or she cannot earn at least 60% of his or her pre-disability compensation at any occupation for which he or she is qualified by training, education or experience. Benefits may continue until the executive reaches age 65; provided that if the disability begins at ages 60 — 64, benefits are payable for up to five years, if the disability begins at ages 65-68, benefits are payable until age 70, and if the disability begins at age 69 or later, benefits are payable for one year. Benefits are limited to 24 months if disability is a result of a disease or disorder of one of the following types: certain mental or nervous, neuromusculoskeletal, soft tissue, chronic fatigue syndrome and related conditions.

•       Executive Life Insurance - If the executive dies, his beneficiary will receive an insured basic executive death benefit equal to three times the executive’s annual

42      PROXY STATEMENT 2007

compensation for the year preceding the death, subject to a maximum benefit of $9,000,000. The basic executive death benefit which would have been payable to the beneficiaries of each of the named executive officers for a death as of December 31, 2006 would be as follows:  Mr. Baker, $4,650,000; Mr. Fritze, $2,253,000; Mr. Bell, $1,913,000; Mr. Miller, $1,545,000; and Mr. Snedeker, $1,609,000. If the death is accidental, the beneficiary would receive an additional accidental death benefit amount equal to the basic executive death benefit, subject to a maximum of $6,000,000. If the executive’s death occurs during travel on Company business, the benefit would be increased by three times the executive’s annual compensation for the year preceding the death, subject to a maximum business travel benefit of $6,000,000.

•       Annual Cash Incentive - Payment of the annual cash incentive under the Company’s annual cash incentive program (Management Performance Incentive Plan or “MPIP” and Management Incentive Plan or “MIP”) which is described in the Compensation Discussion and Analysis at page 25 and as part of the table entitled “Grants of Plan — Based Awards For 2006” at page 34 earned for the year that is proportionate to the portion of the performance period under the Plan that was completed prior to the termination of employment. The earned annual cash incentive payable to each of the named executive officers for termination due to death or disability on December 31, 2006 would be the full amount of the actual annual cash incentive earned as reported as Non-Equity Incentive Plan Compensation column of the Summary Compensation Table at page 32.

•       Executive Financial Counseling - The Company’s Executive Financial Counseling Plan pays for financial, investment, tax and estate planning, tax preparation and tax audit assistance. The benefits are available for 12 months following the executive’s death or disability, with a maximum benefit equal to 5% for the principal executive officer’s, and 3% for each of the other named executive officer’s, annual base compensation as of the end of the year preceding the death or disability, which in the case of the named executive officers would be as follows:  Mr. Baker, $35,000; Mr. Fritze, $11,400; Mr. Bell, $9,900; Mr. Miller, $9,750; and Mr. Snedeker, $9,300.

•       Options - If employment terminates as a result of death or disability, the vesting of options is accelerated and the post-death/disability exercise period is extended to one year for new options granted on or after December 7, 2005 and five years for options granted prior to such date and reloads thereon (or the remaining term of the options, if shorter). Accelerated vesting for each of the named executive officers would be as follows:  Mr. Baker, $3,367,187; Mr. Fritze, $931,650; Mr. Bell, $566,764; Mr. Miller, $566,764; and Mr. Snedeker, $368,824; Mr. Iannuzzi, $492,605 — but options were forfeited effective January 31, 2007 upon termination.

Discharge Not for Cause; Resignation Due to Constructive Discharge — The Company negotiates severance arrangements on a case-by-case basis if an executive’s employment is terminated involuntarily without cause or if the executive resigns as a result of a constructive discharge. Any such negotiated settlement would require the named executive officer to sign a general release and waiver of claims against the Company and would typically require compliance with confidentiality and non-compete restrictions. Payment of such severance will generally be made in equal installments over regular payroll periods. For purposes of this disclosure, such a negotiated severance is estimated to include payment of up to two years base salary and target annual cash incentive for each of the named executive officers, as follows:  Mr. Baker, $3,360,000; Mr. Fritze, $1,344,000; Mr. Bell, $1,060,200; Mr. Miller, $1,120,000; and Mr. Snedeker, $992,000.

PROXY STATEMENT 2007      43

At the discretion of the Compensation Committee, the vesting of options may be accelerated or extended and the exercise period extended. However, no option may remain exercisable or continue to vest for more than two years beyond the date such option would have terminated if not for the Compensation Committee’s action, or beyond its expiration date, whichever first occurs.

In addition, if the executive’s position, age and years of service qualify at time of termination, the executive would receive benefits under the same special provisions applicable for retirement as are described in the section entitled voluntary resignation above.  As noted in that section, Messrs. Bell and Snedeker are the only named executive officers who would have been entitled to such special retirement provisions as of December 31, 2006.

Change-in-Control — The Company maintains a Change-in-Control Severance Compensation Policy (the “Policy”) which applies to elected officers (other than assistant officers) of the Company, including each named executive officer listed in the Summary Compensation Table at page 32. The Board of Directors may terminate the Policy after two years’ advance notice except that the Policy may not be terminated within two years after a change-in-control has occurred.

The Policy entitles the officer to a severance payment if, within two years following a change-in-control, the officer’s employment with the Company is terminated without Just Cause (as defined in the Policy) or the officer voluntarily terminates employment for Good Reason (as defined in the Policy). The severance payment is paid in a lump sum equal to the sum of (i) two times the sum of the officer’s base salary plus target annual cash incentive; plus (ii) a pro-rated portion of the target annual cash incentive for the year of termination. The officer also is entitled to payment of reasonable outplacement service fees up to 20% of base salary and continuation, for up to 18 months, of medical and dental health coverage at the cost the officer paid prior to termination of employment. The Policy does not provide a gross-up for the 280G excise tax. However, the Policy does provide for a reduction of payments if the Policy results in higher after-tax income to participant due to 280G excise tax. As a condition of the payment of such benefits, the officer must release the Company from employment-related claims.

The Company’s non-qualified Mirror Pension and Supplemental Executive Retirement Plan discussed under the section entitled Pension Benefits For 2006 at page 37 provide that the interests of participants shall vest and become non-forfeitable upon a change-in-control of the Company. As discussed in that section, these plans were frozen as of December 31, 2004, but are expected to be reinstated during 2007. Each named executive officer listed in the Summary Compensation Table at page 32 participates in such deferred compensation plans.

Under the terms of the Company’s stock incentive plans, upon a change-in-control the vesting for options held at least six months would be accelerated (but no extended exercise period).

For purposes of the Policy, the deferred compensation plans and the stock incentive plans, the term “change-in-control” has the same meaning given it in the discussion found on page 34 at footnote (1) under the table “Grants of Plan-Based Awards For 2006.”

44      PROXY STATEMENT 2007

The table below summarizes the additional payments the Company would be obligated to make if a qualifying termination due to a change-in-control occurred on December 31, 2006.

	Severance Payments				Equity Awards
Name and Principal Position(1)	Cash Lump Sum	Accelerated Portion of Pension(2)	Outplacement Service Fees	Health Insurance Premiums	(A) Total Severance Payments	(B) AcceleratedPortion of Stock Options		Total Potential Value(3)
						Number(4)	Value(5)
Douglas M. Baker, Jr.	$4,240,000	$480,237	$160,000	$13,750	$4,893,987	306,667	$3,367,187	$8,261,174
Steven L. Fritze	$1,596,000	$421,128	$84,000	$13,750	$2,114,878	84,867	$931,650	$3,046,528
Lawrence T. Bell	$1,248,300	0	$68,400	$13,750	$1,330,450	51,634	$566,764	$1,897,214
James A. Miller	$1,330,000	$186,336	$70,000	$13,750	$1,600,086	51,634	$566,764	$2,166,850
C. William Snedeker	$1,168,000	0	$64,000	$13,750	$1,245,750	33,601	$368,824	$1,614,574

(1)                  Mr. Iannuzzi was not a party to any change-in-control agreements and would only benefit from the change-in-control provisions contained in the stock option plans. Mr. Iannuzzi entered into a termination agreement on November 7, 2006 which provided for his relocation back to Italy and certain specified severance benefits noted in footnote 6(f) to the Summary Compensation Table at page 32.

(2)                Represents that portion of the actuarial present value of accumulated pension benefits reported in the Pension Benefits For 2006 table at page 37 which would become payable upon a change-in-control as a result of acceleration of vesting.

(3)                Represents the sum of amounts in Column (A) Total Severance Payouts and (B) Accelerated Portion of Stock Options.

(4)                Total number of unvested options held longer than six months as of December 31, 2006.

(5)                Represents the difference between the closing price of our Common Stock as of December 31, 2006 ($45.20) and the exercise price of each option. All options may be exercised at any time during the three months (or five years if retirement eligible) after employment after the change-in-control, but not beyond the original ten-year term of the option.

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written Charter and the functions of the Committee are described under the heading “Board Committees — Audit Committee” beginning at page 8 hereof. The Audit Committee’s Charter recognizes that (i) it is the responsibility of management to prepare the Company’s financial statements in accordance with Accounting Principles Generally Accepted in the United States of America and to maintain an effective system of financial control; and (ii) it is the responsibility of the independent auditors to plan and conduct the annual audit and express their opinion on the consolidated financial statements in accordance with professional standards. As recognized in the Charter, the Committee’s responsibilities include overseeing the work of the participants in the financial reporting and control process.

In this context, the Audit Committee has (i) reviewed and discussed the audited consolidated financial statements of the Company as of December 31, 2006 and for the year then ended (the “Financial Statements”) with management which has represented that the Financial Statements were prepared in accordance with Accounting Principles Generally Accepted in the United States of America, (ii) discussed the Financial Statements with PricewaterhouseCoopers LLP (our independent registered public accounting firm), including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committee), and (iii) received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers LLP their independence. The Committee has also considered whether PricewaterhouseCoopers LLP’s provision of non-audit services as described below under the heading “Audit Fees” is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

PROXY STATEMENT 2007      45

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the SEC.

	Richard U. De Schutter	Robert L. Lumpkins
	Joel W. Johnson	John J. Zillmer
Dated: February 23, 2007

AUDIT FEES

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP (“PwC”) for the years ended December 31, 2006 and 2005.

Fee Category	2006	2005
Audit Fees(1)	$4,748,000	$4,482,000
Audit-related Fees(2)	$86,000	$178,000
Tax Fees(3)	$147,000	$490,000
All Other Fees(4)	0	0

(1)                  Fees and expenses paid to PwC for: (i) annual audit (annual audit and quarterly reviews of the consolidated financial statements required to be performed in accordance with generally accepted auditing standards); (ii) 404 attestation services (attestation services relating to the report on the Company’s internal controls as specified in Section 404 of Sarbanes-Oxley Act — the aggregate fees and expenses for these services were $1,330,000 in 2006 and $1,302,000 in 2005); (iii) statutory audits (statutory audits or financial audits and related tax services and accounting consultations for subsidiaries or affiliates required to be performed in accordance with local regulations); (iv) regulatory financial filings (services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents) and assistance in responding to SEC comment letters); and (v) consultations on accounting and disclosure matters (consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies).

(2)                Fees and expenses paid to PwC for: (i) agreed-upon procedures (agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory matters); (ii) attest services (attest services related to the Ecolab Foundation); and (iii) employee benefit plan audits (financial statement audits of pension and other employee benefit plans).

(3)                Fees and expenses paid to PwC for: (i) U.S. federal, state and local tax compliance (preparation and/or review of tax returns including sales and use tax, excise tax, income tax and property tax, as well as, consultation regarding applicable handling of items for tax returns, required disclosures, elections and filing positions available to the Company); (ii) U.S. federal, state and local tax advice (assistance with tax audits, technical interpretations, applicable laws and regulations, tax advice on mergers, acquisitions and restructurings); (iii) international non-U.S. tax compliance (preparation and review of income, local, VAT, and GST tax returns or other tax filings, required disclosures, elections and filing positions available to the Company); (iv) international non-U.S. tax advice (assistance with tax examinations (but not legal or other representation in tax courts or agencies), advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction, and tax advice on restructurings, mergers, and acquisitions); (v) transfer pricing (advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions); and (vi) expatriate tax services (preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices). PwC is not authorized to provide expatriate tax services for the 2006 tax year.

(4)        This category includes all fees paid to PwC that must be disclosed and are appropriately not included in the Audit, Audit-Related and Tax categories. No such fees were incurred for the years ended December 31, 2006 and 2005. No fees in this category relate to engagements for which the pre-approval requirement was waived under the de minimus exception.

46      PROXY STATEMENT 2007

All of the professional services provided by PwC in 2006 and 2005 were approved or pre-approved in accordance with policies of the Audit Committee and the Company. The Audit Committee has pre-approved projects for certain permissible non-audit services. Under the policy, requests for pre-approvals of permissible non-audit services must be accompanied by detailed documentation regarding specific services to be provided. The policy specifies that:

•       annual pre-approval of the audit engagement (including internal control attestation) is required;

•       the independent auditor may not provide prohibited services;

•       annual pre-approval is provided for employee benefit plan audits and special audits, as well as other attestation services;

•       management and the independent auditors report to the Committee at each meeting on all non-audit service projects and related fees;

•       all services and fees are reviewed annually; and

•       the Committee Chair has been delegated authority to approve specific permissible non-audit service projects and fees to ensure timely handling of unexpected matters.

Examples of permissible non-audit services under the policy include: (i) merger/acquisition due diligence services; (ii) attest services; (iii) tax compliance, filings and returns; and (iv) tax planning services, provided that such services are limited to projects having “known or accepted” outcomes.

PROPOSAL TO RATIFY APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2007 and to perform other appropriate services. Representatives of PwC are expected to be present at our Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

PwC has provided professional services to the Company in 2006, the aggregate fees and expenses of which are reported at page 46.

Board of Directors’ Recommendation — The Board of Directors recommends that the Stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm. Under the laws of the State of Delaware, stockholder ratification of the appointment of our independent registered public accounting firm is not required. However, the Board deems it advisable to submit the appointment of PwC for stockholder consideration and ratification. If the appointment of PwC is not ratified, the Audit Committee will reconsider the matter, but will not be required to change its decision to appoint PwC as independent registered public accounting firm. Unless a contrary choice is specified, proxies solicited by our Board of Directors will be voted FOR ratification of the appointment of PricewaterhouseCoopers LLP.

PROXY STATEMENT 2007      47

OTHER MATTERS

Proxy Solicitation Costs — We will bear the cost of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks or other nominees for forwarding proxy material to beneficial owners. In addition to solicitation by mail, proxies may be solicited by telephone, the Internet or personally. We have retained Georgeson Shareholder Communications, Inc., 17 State Street, New York, NY 10004, to aid in the solicitation of proxies for a fee not to exceed $9,000 plus expenses. Proxies may also be solicited by certain directors, officers and employees of the Company without extra compensation.

Section 16(a) Beneficial Ownership Reporting Compliance — Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file with the Securities Exchange Commission reports regarding their ownership and changes in ownership of stock. We believe that during 2006, our directors and executive officers complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4, and 5 and the written representations of our directors and executive officers.

Householding Information — Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy soliciting material. This means that you and other holders of our Common Stock in your household may not receive separate copies of the Company’s Proxy Statement or Annual Report. We will promptly deliver an additional copy of either document to any stockholder upon request to: Corporate Secretary, Ecolab Inc., 370 Wabasha Street North, Saint Paul, MN 55102; telephone (651) 293-2233; or e-mail investor.info@ecolab.com.

Voting by Plan Participants — Generally, you will receive only one proxy card covering all the shares you hold:

•       In your own name;

•       In the Dividend Reinvestment Plan sponsored by Computershare Investor Services, LLC, if any; and

•       If you are employed by Ecolab in the United States, Puerto Rico, or Canada,

i)                  in the Ecolab Savings Plan and ESOP*; plus

ii)              in the Ecolab Stock Purchase Plan administered by Computershare Limited or the Ecolab Canada Share Purchase Plan administered by Fastrak Systems, Inc.

*If you participate in the Ecolab Savings Plan and ESOP (the “Plan”), you are entitled to direct Fidelity Management Trust Company (the “Trustee”) to vote (or not to vote) the equivalent number of shares of Common Stock credited to your Plan account. Your proxy card will serve as a voting instruction to the Trustee and if your instructions are timely received, the Trustee will follow your voting instructions. If you do not timely submit your voting instructions, the Trustee will vote your Plan shares in the same proportion as to each respective proposal as the shares for which voting instructions have been received from other Plan participants. To allow sufficient time for voting of your shares by the Trustee, your voting instructions should be received by May 1, 2007 to ensure tabulation.

48      PROXY STATEMENT 2007

If you hold Ecolab shares through any other Ecolab plans, you will receive voting instructions from that plan’s administrator.

By Order of the Board of Directors

Lawrence T. Bell
Senior Vice President,
General Counsel and Secretary
March 30, 2007

PROXY STATEMENT 2007      49

APPENDIX A

DIRECTIONS TO THE ECOLAB ANNUAL MEETING

The Ordway Center for the Performing Arts is located in downtown Saint Paul at 345 Washington Street, directly across from The Saint Paul Hotel on Rice Park. There are numerous paid ramps and parking meters within easy walking distance. The closest parking ramps are located at the RiverCentre, Lawson Commons, Kellogg Street Ramp, and Landmark Towers.

PROXY STATEMENT 2007      A-1

000004	000000000.000000 ext	000000000.000000 ext
	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE	000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)
ADD 1	Electronic Voting Instructions
ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 4, 2007.

Vote by Internet • Log on to the Internet and go to www.investorvote.com
• Follow the steps outlined on the secured website.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683)

within the United States, Canada & Puerto

Rico any time on a touch tone telephone.

There is NO CHARGE to you for the call.

• Follow the instructions provided by the

recorded message.

Annual Meeting Proxy Card — Ecolab Inc.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1.	Election of Class III Directors:	For	Withhold		For	Withhold

	01 - Richard U. De Schutter			03 - Beth M. Pritchard

	02 - Joel W. Johnson			04 - Hans Van Bylen

		For	Against	Abstain

2.	Ratify appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.

  Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

1 U PX	0 1 2 5 5 2 1

<STOCK#>	00P4MB

Electronic Shareholder Communications

You may register to receive future notices by Email regarding delivery of security holder documents. By electing Electronic hareholder Communications, you help Ecolab control costs and protect the environment by reducing paper usage.

To register, or to change your election, simply:

1) visit www.computershare.com/us/sc/eclb;

2) enter your Holder Account Number and Zip Code (or account Name for holders outside the US), then click “Submit”;

3) review and agree to the indicated Terms and Conditions, then click “Yes”;

4) select the “Email” delivery method for Annual Shareholder Information;

5) enter your Email Address and click “Submit”

An Email will be sent by Computershare to confirm your enrollment. When you receive the Email, simply “Reply” to the Email to activate this service, without changing the subject line or body of the message.

Directions to the Ecolab Annual Meeting

The Ordway Center for the Performing Arts is located in downtown Saint Paul at 345 Washington Street, directly across from The Saint Paul Hotel on Rice Park. There are numerous paid ramps and parking meters within easy walking distance. The closest parking ramps are located at the RiverCentre, Lawson Commons, Kellogg Street Ramp, and Landmark.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE

Proxy — Ecolab Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ECOLAB INC.

ANNUAL MEETING OF STOCKHOLDERS

MAY 4, 2007

The undersigned hereby appoints Douglas M. Baker, Jr., Lawrence T. Bell and Sarah Z. Erickson, and each of them, with power of substitution to each as proxies to represent the undersigned at the Annual Meeting of Stockholders of Ecolab Inc., to be held in St. Paul, Minnesota’s Ordway Center for the Performing Arts at 10:00 a.m. on Friday, May 4, 2007 and at any adjournment(s) thereof, and to vote all shares of stock which the undersigned may be entitled to vote at said meeting as directed on the reverse side with respect to the proposals as set forth in the Proxy Statement, and in their discretion, upon any other matters that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations as indicated on the reverse side. The tabulator cannot vote your shares unless you sign and return this card, or you use the telephone or internet voting services.